Exhibit 10.1

CREDIT AGREEMENT

by and among

STREAM GLOBAL SERVICES, INC.

as Parent,

EACH OF PARENT’S SUBSIDIARIES THAT ARE SIGNATORY HERETO

as the Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO FOOTHILL, LLC

as the Agent, and

WELLS FARGO FOOTHILL, LLC AND GOLDMAN SACHS LENDING PARTNERS LLC,

as the Arrangers

Dated as of October 1, 2009

i

(cont’d.)

(cont’d.)

(cont’d.)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Permitted Restructuring
Exhibit 5.17(b)	Form of Notice to Dutch Bank
Exhibit 6.7(a)	Sources and Uses

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Accounts
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 3.7	Conditions Precedent to Philippines Entities Becoming Foreign Borrowing Base Parties
Schedule 3.8	Conditions Precedent to Stream Canada Becoming Foreign Borrower
Schedule 3.9	Conditions Precedent to Stream UK Becoming Foreign Borrowing Base Party
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Borrower’s Subsidiaries
Schedule 4.1(d)	Obligations to Repurchase, Acquire or Retire Stock
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7	Litigation
Schedule 4.11	Employee Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.30	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.17(a)	Controlled Account Banks
Schedule 6.6	Nature of Business
Schedule 6.12	Affiliate Transactions

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of October 1, 2009 by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company (“WFF”), as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), WFF and GOLDMAN SACHS LENDING PARTNERS LLC, as co-arrangers (the “Arrangers”), STREAM GLOBAL SERVICES, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent and any other Person that becomes a Borrower pursuant to Section 3.8 hereof, are referred to hereinafter each individually as a “Borrower,” and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

SECTION 1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if U.S. Administrative Borrower notifies Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies U.S. Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and the Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words

“asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment or payment in full of the Obligations (or, with respect to the Intercompany Subordination Agreement, the Senior Debt, as defined therein) shall mean the repayment in full in the full amount of Dollars expressed to be payable to Agent or any member of the Lender Group under this Agreement or the other Loan Documents (or, in the case of Letters of Credit or Bank Products, providing Letter of Credit Collateralization) of all Obligations (or, with respect to the Intercompany Subordination Agreement, the Senior Debt) other than unasserted contingent indemnification and reimbursement Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference herein or, unless otherwise expressly provided therein, in any other Loan Document to the knowledge of a Loan Party, or words of like import, shall mean the actual knowledge of any of the chairman of the board, chief executive officer, president, chief financial officer, chief legal officer, treasurer, controller or other executive officer of such Loan Party.

1.5. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6. Currency Matters. Unless otherwise expressly provided herein, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purposes of such calculations, comparisons, measurements and determinations, any amount denominated in a currency other than Dollars shall be deemed to equal the Dollar Equivalent thereof (rounded upward to the nearest $0.01), as determined by Agent, based on the Exchange Rate for such currency at such time of determination. For avoidance of doubt, it is understood and agreed that all Advances and Letters of Credit shall be made or denominated in Dollars and all payments of amounts under the Loan Documents shall be made in Dollars; provided, however, at the Agent’s, Issuing Lender’s and Underlying Issuer’s election, Letters of Credit may, if requested by an Administrative Borrower, be issued in Canadian dollars.

1.7. Timing as to Foreign Advances. If the Foreign Designated Account is not maintained with a bank located in the United States, all references to time frames for funding of Foreign Advances to the Foreign Designated Account shall not apply and Agent and the Lenders shall instead provide Foreign Advances as soon as practicable.

SECTION 2. LOAN AND TERMS OF PAYMENT.

2.1. Revolver Advances.

(a) (i) U.S. Revolver Advances. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“U.S. Advances”) to the U.S. Borrowers in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the U.S. Maximum Revolver Amount less the U.S. Letter of Credit Usage at such time, and (ii) the U.S. Borrowing Base less the U.S. Letter of Credit Usage at such time; provided that the aggregate amount of U.S. Advances outstanding at any one time with respect to Eligible U.S. Accounts and Unbilled Eligible U.S. Accounts of Stream BV together with all outstanding Foreign Advances (other than those made with respect to Eligible Foreign Accounts and Unbilled Eligible Foreign Accounts of Stream Canada) with respect to Eligible Foreign Accounts and Unbilled Eligible Foreign Accounts shall not exceed, at any one time, $50,000,000. For avoidance of doubt, the aggregate outstanding Foreign Revolver Usage and U.S. Revolver Usage may not exceed the Maximum Revolver Amount.

(ii) Foreign Revolver Advances. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Foreign Advances”) to the Foreign Borrowers in an aggregate amount at any one time outstanding (exclusive of Foreign Advances outstanding with respect to Eligible Foreign Accounts and Unbilled Eligible Foreign Accounts of Stream Canada) not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Foreign Maximum Revolver Amount less the Foreign Letter of Credit Usage at such time, and (ii) the Foreign Borrowing Base less the Foreign Letter of Credit Usage at such time; provided that the amount of Foreign Advances outstanding at any one time with respect to Eligible Foreign Accounts and Unbilled Eligible Foreign Accounts of (x) Stream UK shall not exceed $10,000,000, (y) Stream Canada shall not exceed $10,000,000, and (z) the Philippines Entities shall not in the aggregate exceed $30,000,000. For avoidance of doubt, the aggregate outstanding Foreign Revolver Usage and U.S. Revolver Usage may not exceed the Maximum Revolver Amount.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against the U.S. Borrowing Base or the Foreign Borrowing Base, as applicable, in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves in the amount of or with respect to (i) sums that Parent or any of its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay when due (after giving effect to any applicable grace periods), (ii) amounts owing by Parent or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust (including deemed trusts) over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Law) in and to such item of the Collateral, (iii) amounts subject to “ring-fencing” requirements under the Insolvency (Northern Ireland) Order 2005, (iv) if a Financial Covenant Period shall exist or Agent shall have determined, in its Permitted Discretion, that an Event of Default under Section 8.4 or 8.5 may reasonably be expected to occur within 30 days, then, at the Agent’s election, an amount equal to the aggregate amount of Eligible Foreign Accounts and Unbilled Eligible Foreign Accounts of the Philippines Entities contributed to the Foreign Borrowing Base during the 30-day period immediately prior to such date of determination (determined on a rolling basis while such reserve remains in place) and (v) Priority Payables; provided, however, unless an Event of Default shall have occurred and be continuing, Agent shall not reserve for any payments of interest or premium, if any, due with respect to the Indebtedness under the Indenture Documents. Agent will agree to use reasonable efforts to notify Parent of the implementation or, or increase in, a reserve at the time such reserve is implemented, but failure to provide such notice shall not impair Agent’s right to implement or increase a reserve or result in any liability to Agent of any kind.

(d) Minimum Dutch Borrowing. Notwithstanding anything herein to the contrary and except as otherwise provided in Section 13.1(k), the minimum first borrowing from any Lender to each Dutch Borrower shall, at the time of first borrowing, be at least equal to the Dollar Equivalent (or equivalent in any other applicable currency) of EUR 50,000.

2.2. [Intentionally Omitted]

2.3. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an applicable Authorized Person delivered to Agent on behalf of U.S. Administrative Borrower in respect of U.S. Advances and on behalf of Foreign Administrative Borrower in respect of Foreign Advances. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any applicable Authorized Person on behalf of the applicable Administrative Borrower may give Agent telephonic notice of such request by the required time. In such circumstances, each Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of the applicable Loan Parties’ Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $15,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to the applicable Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the applicable Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(i), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the amount permitted to be borrowed pursuant to Section 2.1(a) as an Advance on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to the applicable Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the applicable Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the amount permitted to be borrowed pursuant to Section 2.1(a) as a U.S. Advance or Foreign Advance, as applicable, on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 12:00 p.m. (New York time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of the Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to the Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify the applicable Administrative Borrower of such failure to fund and, upon demand by Agent, the Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments (including, without limitation, any voluntary prepayments or any indemnification payments) made by any Borrower to Agent for the Defaulting Lender’s benefit (or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender), and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), and (D) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained and may be made available to be re-advanced to the Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) to the Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero until such time as all of such Defaulting Lender’s defaulted obligations have been cured. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and the Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the applicable Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Letters of Credit) existing as of the time such Defaulting Lender became a Defaulting Lender without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement notwithstanding, but subject to Section 2.3(d)(iv), Agent hereby is authorized by the Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, the Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make U.S. Advances and Foreign Advances (including Swing Loans) requested (or deemed requested where such amounts are, under the terms of the Loan Documents, chargeable to the Loan Accounts or, in the case of Letter of Credit Disbursements, converted to Advances) by the applicable Administrative Borrower to the Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) with respect to U.S. Advances, after giving effect to such U.S. Advances, (1) the outstanding U.S. Revolver Usage does not exceed the U.S. Borrowing Base by more than $10,000,000, and (2) the outstanding U.S. Revolver Usage (except for and excluding amounts charged to the U.S. Loan Account for interest, fees, or Lender Group Expenses) does not exceed the U.S. Maximum Revolver Amount, and (B) with respect to Foreign Advances, after giving effect to such Foreign Advances, (1) the outstanding Foreign Revolver Usage does not exceed the Foreign Borrowing Base by more than $5,000,000, and (2) the outstanding Foreign Revolver Usage (except for and excluding amounts charged to the Foreign Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Foreign Maximum Revolver Amount. In the event Agent obtains actual knowledge that the U.S. Revolver Usage or Foreign Revolver Usage, as applicable, exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that any delay due to sending prior notice to the Lenders would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with the applicable Administrative Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to the applicable Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (x) if any unintentional Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, the applicable Borrowers shall immediately repay the applicable Advances in an amount sufficient to eliminate all such unintentional Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder (with each Protective Advance and each Overadvance to, or for the benefit of, a U.S. Borrower being a U.S. Advance and each Protective Advance and each Overadvance to, or for the benefit of, a Foreign Borrower being a Foreign Advance), except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such U.S. Advance or Foreign Advance, as applicable, would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount; and (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, each such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to any Loan Parties’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest and fees payable by the Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments of any Loan Party received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of any Loan Party received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on such Swing Loans, Protective Advances and other Advances, as the case may be, made by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent, as a non-fiduciary agent for the Borrowers, shall maintain (i) a register showing the principal amount of the U.S. Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate, and (ii) a register showing the principal amount of the Foreign Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from the U.S. Administrative Borrower prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, Agent may assume that the Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by the Foreign Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv)) such payments, and all proceeds of Collateral owned by Foreign Borrowers received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Foreign Advances outstanding and, thereafter, to the Foreign Borrowers (to be wired in immediately available funds to the Foreign Designated Account) or such other Person entitled thereto under Applicable Law. All payments to be made hereunder by the U.S. Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv)) such payments, and all proceeds of Collateral owned by U.S. Borrowers received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, first, to reduce the balance of the U.S. Advances outstanding, second, to reduce the balance of Foreign Advances outstanding, thereafter, to the U.S. Borrowers (to be wired in immediately available funds to the U.S. Designated Account) or such other Person entitled thereto under Applicable Law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, (x) all payments remitted to Agent by Foreign Borrowers and all proceeds of Collateral owned by any Foreign Borrower received by Agent shall be applied to the payment of the Foreign Obligations, and (y) all payments remitted to Agent by U.S. Borrowers and all proceeds of Collateral owned by any U.S. Borrower received by Agent shall be applied first, to the payment of the U.S. Obligations, and second, to the payment of the Foreign Obligations (commencing with clause (A) below again with respect thereto), in respect of each of clauses (x) and (y) above, in the following order:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements included therein) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums, if any, then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements included therein) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances), and the Swing Loans until paid in full,

(H) eighth, without duplication, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation under the Loan Documents to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (which cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn or is returned to the Issuing Lender undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with clause (A) hereof), and (iv) up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Application Event, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral shall be applied, ratably, to the payment or reimbursement of any amounts due and payable with respect to such Bank Product Obligations as and when such amounts first become due and payable and, if any such Bank Product Obligation is paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligation shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(I) ninth, to pay any other Obligations, and

(J) tenth, to the Borrowers (to be wired to the applicable Designated Account) or such other Person entitled thereto under Applicable Law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Loan Party to Agent and specified by such Loan Party to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” means payment in cash of all amounts owing under the Loan Documents, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. Except as otherwise provided in Section 17.15, in the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. U.S. Administrative Borrower may reduce the U.S. Maximum Revolver Amount (with a corresponding reduction in the Revolver Commitments and the Maximum Revolver Amount), without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the U.S. Revolver Usage as of such date, plus (B) the principal amount of all U.S. Advances not yet made as to which a request has been given by either Administrative Borrower under Section 2.3(a), plus (C) the face amount of all U.S. Letters of Credit not yet issued as to which a request has been given by U.S. Administrative Borrower pursuant to Section 2.11(a). Foreign Administrative Borrower may reduce the Foreign Maximum Revolver Amount, without premium or penalty, to an amount (which may be zero) that is not less than the sum of (A) the Foreign Revolver Usage as of such date, plus (B) the principal amount of all Foreign Advances not yet made as to which a request has been given by either Administrative Borrower under Section 2.3(a), plus (C) the amount of all Foreign Letters of Credit not yet issued as to which a request has been given by Foreign Administrative Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent and shall be irrevocable unless such notice specifies it is conditional on the consummation of a refinancing or other transaction, in which case such notice shall be contingent on the consummation thereof, and may be revoked by either Administrative Borrower if such refinancing or other transaction fails to close. Once reduced, the Maximum Revolver Amount and the Revolver Commitments may not be increased. Each such reduction of the Maximum Revolver Amount shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(d) Optional Prepayments of Advances. The Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.

2.5. Overadvances. If, at any time or for any reason (other than as a result of an intentional Overadvance permitted to be made under this Agreement with respect to which Agent and/or the applicable Lenders have agreed is not immediately due and payable), the amount of Obligations owed by the Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), the applicable Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the applicable Obligations in accordance with the priorities set forth in Section 2.4(b). The Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Accounts pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. The U.S. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin then in effect less 0.50% per annum times the Daily Balance of the undrawn amount of all outstanding U.S. Letters of Credit. The Foreign Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin then in effect less 0.50% per annum times the Daily Balance of the undrawn amount of all outstanding Foreign Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fees provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), interest, Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding; provided, that, if any such payment is due on a day which is not a Business Day, then the due date for such payment shall be deemed to be the immediately following Business Day (it being understood that in the case of a LIBOR Rate Loan, interest shall be payable as set forth in Section 2.12(a). The Borrowers hereby authorize Agent, from time to time without prior notice to any Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Accounts, which amounts thereafter shall constitute U.S. Advances or Foreign Advances, as applicable, hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof). Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document not paid when due shall be compounded by being charged to the Loan Accounts and shall thereafter constitute U.S. Advances or Foreign Advances, as applicable, hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate.

(i) In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and, to the extent not prohibited by Applicable Law, payment received from any Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(ii) Without derogating from Section 2.6(f)(i), if any provision of this Agreement or of any of the other Loan Documents would obligate Stream Canada to make any payment of interest or other amount payable to any member of the Lender Group in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by such Person of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Person of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) firstly, by reducing the amount or rate of interest otherwise required to be paid to such Person under this Section 2.6, and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any member of the Lender Group shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), Stream Canada shall be entitled, by notice in writing to such Person, to obtain reimbursement from such Person in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Person to Stream Canada. Any amount or rate of interest referred to in this Section 2.6(f)(ii) shall be determined in accordance with the equivalent of GAAP in Canada as an effective annual rate of interest over the term that the applicable Advance remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Canadian Closing Date to the Maturity Date and, in the event of a dispute, the determination of Agent shall be conclusive absent manifest error.

(g) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

2.7. Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Accounts. Agent is authorized to make the Advances (including Swing Loans), and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). U.S. Administrative Borrower agrees to establish and maintain the U.S. Designated Account with the U.S. Designated Account Bank for the purpose of receiving the proceeds of the U.S. Advances (including Swing Loans) requested by U.S. Administrative Borrower, on behalf of the U.S. Borrowers, and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and U.S. Administrative Borrower, any U.S. Advance (including any Swing Loan) requested by U.S. Administrative Borrower, on behalf of any U.S. Borrower, and made by Agent or the Lenders hereunder shall be made to the U.S. Designated Account. Foreign Administrative Borrower agrees to establish and maintain the Foreign Designated Account with the Foreign Designated Account Bank for the purpose of receiving the proceeds of the Foreign Advances (including Swing Loans) requested by Foreign Administrative Borrower, on behalf of the Foreign Borrowers, and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Foreign Administrative Borrower, any Advance (including any Swing Loan) requested by Foreign Administrative Borrower, on behalf of any Foreign Borrower, and made by Agent or the Lenders hereunder shall be made to the Foreign Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain accounts on its books in the name of the U.S. Borrowers (the “U.S. Loan Account”) and the Foreign Borrowers (the “Foreign Loan Account” and together with the U.S. Loan Account, the “Loan Accounts”) on which the U.S. Borrowers and the Foreign Borrowers will be charged with all applicable U.S. Advances and Foreign Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Administrative Borrower or for any applicable Borrower’s account, the Letters of Credit issued or made by Issuing Lender for any applicable Borrower’s account, and with all other payment Obligations outstanding hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the applicable Loan Account will be credited with all payments received by Agent from any applicable Borrower or for any Borrower’s account. Agent shall render monthly statements regarding the Loan Accounts to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrowers and the Lender Group unless, within 30 days after receipt thereof by U.S. Administrative Borrower, U.S. Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10. Fees.

(a) The applicable Borrowers shall pay to Agent, for the account of Agent or the applicable Lenders (as applicable), as and when due and payable under the terms of the Fee Letters, the fees set forth in the Fee Letters; and

(b) The U.S. Borrowers shall pay to Agent, for the ratable account of the Lenders, on the first day of each fiscal quarter from and after the Closing Date up to the first day of the fiscal quarter prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to the Unused Line Fee Percentage times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding fiscal quarter (or portion thereof).

2.11. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of either U.S. Administrative Borrower or Foreign Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer, as Issuing Lender’s agent, to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will obligate itself to reimburse such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, the U.S. Administrative Borrower or the Foreign Administrative Borrower, as applicable, shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that such Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such U.S. Letter of Credit or Foreign Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such U.S. Letter of Credit or Foreign Letter of Credit, (iii) the expiration date of such U.S. Letter of Credit or Foreign Letter of Credit, (iv) the name and address of the beneficiary of the U.S. Letter of Credit or Foreign Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the U.S. Letter of Credit or Foreign Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries in respect of an employment contract. Each U.S. Borrower and Foreign Borrower agrees that this Agreement (along with the terms of the applicable application) will govern each Letter of Credit and its issuance. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the U.S. Letter of Credit Usage would exceed the U.S. Borrowing Base less the aggregate outstanding amount of U.S. Advances, or

(ii) the Foreign Letter of Credit Usage would exceed the Foreign Borrowing Base less the aggregate amount of Foreign Advances, or

(iii) the U.S. Letter of Credit Usage would exceed the U.S. Maximum Revolver Amount less the sum of (A) the aggregate amount of U.S. Advances and (B) the Bank Product Reserve, or

(iv) the Foreign Letter of Credit Usage would exceed the Foreign Maximum Revolver Amount less the sum of (A) the aggregate amount of Foreign Advances and (B) the Bank Product Reserve, or

(v) the Letter of Credit Usage would exceed $20,000,000.

Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, the applicable Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a U.S. Advance or a Foreign Advance, as applicable, hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, the applicable Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from any applicable Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if the applicable Administrative Borrower, on behalf of the applicable Borrowers, had requested the amount thereof as a U.S. Advance or a Foreign Advance, as applicable, and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by the applicable Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) (i) The U.S. Borrowers hereby agree to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that the U.S. Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. The U.S. Borrowers agree to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from any U.S. Borrower’s own, and each U.S. Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any U.S. Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each U.S. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by any U.S. Borrower against such Underlying Issuer. The U.S. Borrowers hereby agree to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that no U.S. Borrower shall be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each U.S. Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(ii) The Foreign Borrowers hereby agree to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking, as applicable to a Foreign Letter of Credit, or any Foreign Letter of Credit; provided, however, that the Foreign Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. The Foreign Borrowers agree to be bound by the Underlying Issuer’s regulations and interpretations of any Foreign Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking, as applicable to a Foreign Letter of Credit, even though this interpretation may be different from any Foreign Borrower’s own, and each Foreign Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Foreign Borrower’s instructions or those contained in the Foreign Letter of Credit or any modifications, amendments, or supplements thereto. Each Foreign Borrower understands that the Reimbursement Undertakings, as applicable to any Foreign Letter of Credit, may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by any Foreign Borrower against such Underlying Issuer. The Foreign Borrowers hereby agree to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that no Foreign Borrower shall be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Foreign Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Foreign Letter of Credit.

(d) The Borrowers hereby authorize and direct any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by the applicable Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by the Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is 0.50% per annum times the undrawn amount of each Underlying Letter of Credit and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any Applicable Law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the applicable Administrative Borrower, and the U.S. Borrowers or Foreign Borrowers, as applicable, shall pay within 30 days after demand therefor, such amounts as Agent may specify (by delivery of a certificate setting forth the calculation of such amounts in reasonable detail, which shall be binding on the Borrowers absent manifest error) to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that the Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Administrative Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, the Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”), to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless U.S. Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Either Administrative Borrower, on behalf of the applicable Borrowers, may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of such Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on the applicable Borrowers. In connection with each U.S. Advance constituting a LIBOR Rate Loan, the U.S. Borrowers shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any U.S. Advance constituting a LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any U.S. Advance constituting a LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any U.S. Advance constituting a LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “U.S. Funding Losses”). A certificate of Agent or a Lender delivered to U.S. Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. The U.S. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. In connection with each Foreign Advance constituting a LIBOR Rate Loan, the Foreign Borrowers shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any Foreign Advance constituting a LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any Foreign Advance constituting a LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Foreign Advance constituting a LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Foreign Funding Losses” and together with U.S. Funding Losses, “Funding Losses”). A certificate of Agent or a Lender delivered to Foreign Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. The Foreign Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. For the avoidance of doubt, the Borrowers shall have no liability for U.S. Funding Losses or Foreign Funding Losses that may arise by virtue of any Base Rate Loan accruing interest at a rate calculated in reference to the Base LIBOR Rate pursuant to clause (b) of the definition of “Base Rate.” If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of the applicable Administrative Borrower, hold the amount of such payment as cash collateral in support of the applicable Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, the applicable Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) The Borrowers shall have not more than 7 LIBOR Rate Loans in effect at any given time. The Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. The Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of any Loan Parties’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the U.S. Borrowers and the Foreign Borrowers shall indemnify, defend, and hold Agent and the Lenders and (without duplication) their Participants harmless against any and all U.S. Funding Losses and Foreign Funding Losses, as applicable, in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the applicable Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the applicable Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to the applicable Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and U.S. Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13. Capital Requirements; Replacement of Certain Lenders.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect (taking into account the Reserve Percentage and other costs previously included in the definition of LIBOR Rate) of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify U.S. Administrative Borrower and Agent thereof. Following receipt of such notice, the applicable Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies U.S. Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or delivers a notice under Section 2.12(d)(ii) (any such Lender, an “Affected Lender”), then, if requested by the applicable Administrative Borrower to do so, such Affected Lender shall use reasonable efforts to promptly designate a one of its other lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a) or not require the delivery of a notice pursuant to Section 2.12(d)(ii), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. If the applicable Administrative Borrower requests that an Affected Lender take such actions, the applicable Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, (x) after such reasonable efforts, such Affected Lender does not so designate one of its other lending offices or assign its rights to another of its offices or branches so as to eliminate the Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a) or eliminate the restrictions with respect to LIBOR Rate Loans referenced in the notice delivered pursuant to Section 2.12(d)(ii), as applicable or (y) any Lender is a Deteriorating Lender, then the applicable Administrative Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a) or its notice issued under Section 2.12(d)(ii), as applicable, seek one or more substitute Lenders reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender or Deteriorating Lender (as applicable) and such Affected Lender’s or

Deteriorating Lender’s (as applicable) Commitments hereunder (each such substitute Lender, a “Replacement Lender”), and if such Replacement Lender(s) agree(s) to such purchase, such Affected Lender or Deteriorating Lender (as applicable) shall assign to the Replacement Lender(s) its Obligations and Commitments, pursuant to an Assignment and Acceptance, and upon such purchase by the Replacement Lender(s), such Replacement Lender(s) shall each be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender or Deteriorating Lender (as applicable) shall cease to be a “Lender” for purposes of this Agreement. In connection with the arrangement of such Replacement Lender(s), the Affected Lender or Deteriorating Lender (as applicable) shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the Replacement Lender(s) (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.

2.14. Joint and Several Liability of Borrowers; Foreign Borrowers Not Liable for U.S. Obligations.

(a) Each U.S. Borrower hereby agrees as follows:

(i) Each U.S. Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each U.S. Borrower and in consideration of the undertakings of the other U.S. Borrowers to accept joint and several liability for the Obligations.

(ii) Each U.S. Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14(a)), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each U.S. Borrower without preferences or distinction among them.

(iii) If and to the extent that any U.S. Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof (including any applicable grace period or notice requirements), then in each such event the other U.S. Borrowers will make such payment with respect to, or perform, such Obligation.

(iv) The Obligations of each U.S. Borrower under the provisions of this Section 2.14(a) constitute the absolute and unconditional, full recourse Obligations of each U.S. Borrower enforceable against each U.S. Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v) Except as otherwise expressly provided in any applicable Loan Document, to the extent permitted by Applicable Law, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement or any other applicable Loan Document). To the extent permitted by Applicable Law, each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any U.S. Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any U.S. Borrower. Without limiting the generality of the foregoing, to the extent permitted by Applicable Law, each U.S. Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any U.S. Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.14(a) afford grounds for terminating, discharging or relieving any U.S. Borrower, in whole or in part, from any of its Obligations under this Section 2.14(a), it being the intention of each U.S. Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14(a) shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14(a) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Agent or any Lender.

(vi) Each U.S. Borrower represents and warrants to Agent and Lenders that such U.S. Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each U.S. Borrower further represents and warrants to Agent and Lenders that such U.S. Borrower has read and understands the terms and conditions of the Loan Documents. Each U.S. Borrower hereby covenants that such U.S. Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(vii) Each U.S. Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against any Borrower by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(viii) Each U.S. Borrower waives all rights and defenses that such Borrower may have because the Obligations are or become secured by Real Property. This means, among other things:

(A) Agent and Lenders may collect from such U.S. Borrower without first foreclosing on any Real Property Collateral or personal property Collateral pledged by Borrowers.

(B) If Agent or any Lender forecloses on any Real Property Collateral pledged by any Borrower or any Guarantor:

(1) the amount of the Obligations may be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and

(2) Agent and Lenders may collect from such U.S. Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such U.S. Borrower may have to collect from the other Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses such U.S. Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes. As provided in Section 12(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the U.S. Obligations.

(ix) The provisions of this Section 2.14(a) are made for the benefit of Agent, Lenders and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any of their respective successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any U.S. Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14(a) shall remain in effect until all of the Obligations shall have been paid in full in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14(a) will forthwith be reinstated in effect, as though such payment had not been made.

(x) Until the Obligations have been paid in full and all of the Commitments have been terminated, each U.S. Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other U.S. Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any U.S. Borrower may have against any other Borrower with respect to any payments to Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any U.S. Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other U.S. Borrower therefor.

(xi) Each U.S. Borrower hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each U.S. Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such U.S. Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such U.S. Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such U.S. Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such U.S. Borrower as trustee for Agent, and such U.S. Borrower shall deliver any such amounts to Agent for application to the U.S. Obligations in accordance with Section 2.4(b).

(b) Each Foreign Borrower hereby agrees as follows:

(i) Each Foreign Borrower (other than Stream Canada) is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Foreign Borrower and in consideration of the undertakings of the other Foreign Borrowers (other than Stream Canada) to accept joint and several liability for the Foreign Obligations.

(ii) Each Foreign Borrower (other than Stream Canada), jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor (except for Stream Canada), joint and several liability with the other Foreign Borrowers, with respect to the payment and performance of all of the Foreign Obligations (including any Foreign Obligations arising under this Section 2.14(b)), it being the intention of the parties hereto that all the Foreign Obligations shall be the joint and several obligations of each Foreign Borrower (other than Stream Canada) without preferences or distinction among them.

(iii) If and to the extent that any Foreign Borrower shall fail to make any payment with respect to any of the Foreign Obligations as and when due or to perform any of the Foreign Obligations in accordance with the terms thereof (including any applicable grace period or notice requirements), then in each such event the other Foreign Borrowers (other than Stream Canada) will make such payment with respect to, or perform, such Foreign Obligation.

(iv) The Foreign Obligations of each Foreign Borrower under the provisions of this Section 2.14(b) constitute the absolute and unconditional, full recourse Foreign Obligations of each Foreign Borrower (other than Stream Canada) enforceable against each Foreign Borrower (other than Stream Canada) to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever (other than satisfaction in full of the Foreign Obligations) which might otherwise constitute a legal or equitable discharge of the Obligations of any Foreign Borrower (other than Stream Canada) pursuant to this Section 2.14(b).

(v) The Foreign Obligations of Stream Canada under the provisions of this Section 2.14(b) constitute the absolute and unconditional, full recourse Foreign Obligations of Stream Canada enforceable against Stream Canada to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever (other than payment and satisfaction in full of its Foreign Obligations) which might otherwise constitute a legal or equitable discharge of the Obligations of Stream Canada pursuant to this Section 2.14(b).

(vi) Except as otherwise expressly provided in any applicable Loan Document, to the extent permitted by Applicable Law, each Foreign Borrower hereby waives notice of acceptance of its joint and several liability (if applicable), notice of any Foreign Advances or Foreign Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Foreign Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement or any other applicable Loan Document). To the extent permitted by Applicable Law, each Foreign Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Foreign Obligations, the acceptance of any payment of any of the Foreign Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Foreign Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Foreign Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Foreign Obligations or the addition, substitution or release, in whole or in part, of any Foreign Borrower. Without limiting the generality of the foregoing, to the extent permitted by Applicable Law, each Foreign Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any Foreign Borrower to comply with any of its respective Foreign Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.14(b) afford grounds for terminating, discharging or relieving any Foreign Borrower, in whole or in part, from any of its Foreign Obligations under this Section 2.14(b), it being the intention of each Foreign Borrower that, so long as any of the Foreign Obligations hereunder remain unsatisfied, the Foreign Obligations of each Foreign Borrower under this Section 2.14(b) shall not be discharged except by performance and then only to the extent of such performance. The Foreign Obligations of each Foreign Borrower under this Section 2.14(b) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Foreign Borrower or Agent or any Lender.

(vii) Each Foreign Borrower represents and warrants to Agent and Lenders that such Foreign Borrower is currently informed of the financial condition of the other Foreign Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Foreign Obligations. Each Foreign Borrower further represents and warrants to Agent and Lenders that such Foreign Borrower has read and understands the terms and conditions of the Loan Documents. Each Foreign Borrower hereby covenants that such Foreign Borrower will continue to keep informed of the other Foreign Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Foreign Obligations.

(viii) Each Foreign Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure (which term in this Section 2.14(b) shall include a power of sale) with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against any Foreign Borrower by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(ix) Each Foreign Borrower waives all rights and defenses that such Foreign Borrower may have because the Foreign Obligations are or become secured by Real Property. This means, among other things:

(A) Agent and Lenders may collect from such Foreign Borrower without first foreclosing on any Real Property Collateral or personal property Collateral pledged by Foreign Borrowers.

(B) If Agent or any Lender forecloses on any Real Property Collateral pledged by any Foreign Borrower or any Guarantor:

(1) the amount of the Foreign Obligations may be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and

(2) Agent and Lenders may collect from such Foreign Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Foreign Borrower may have to collect from the other Foreign Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses such Foreign Borrower may have because the Foreign Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes. As provided in Section 12(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the Foreign Obligations.

(x) The provisions of this Section 2.14(b) are made for the benefit of Agent, Lenders and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Foreign Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any of their respective successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Foreign Borrower or to exhaust any remedies available to it or them against any Foreign Borrower or to resort to any other source or means of obtaining payment of any of the Foreign Obligations hereunder or to elect any other remedy. The provisions of this

Section 2.14(b) shall remain in effect until all of the Foreign Obligations shall have been paid in full in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Foreign Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Foreign Borrower, or otherwise, the provisions of this Section 2.14(b) will forthwith be reinstated in effect, as though such payment had not been made.

(xi) Until the Foreign Obligations have been paid in full and all of the Commitments have been terminated, each Foreign Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Foreign Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or any Lender with respect to any of the Foreign Obligations or any collateral security therefor until such time as all of the Foreign Obligations have been paid in full in cash. Any claim which any Foreign Borrower may have against any other Foreign Borrower with respect to any payments to Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Foreign Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Foreign Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Foreign Borrower, its debts or its assets, whether voluntary or involuntary, all such Foreign Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Foreign Borrower therefor.

(xii) Each Foreign Borrower hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Foreign Borrower to any other Foreign Borrower is hereby subordinated to the prior payment in full in cash of the Foreign Obligations. Each Foreign Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Foreign Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Foreign Borrower owing to such Foreign Borrower until the Foreign Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Foreign Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Foreign Borrower as trustee for Agent, and such Foreign Borrower shall deliver any such amounts to Agent for application to the Foreign Obligations in accordance with Section 2.4(b).

(xiii) For greater certainty, nothing in this Section 2.14(b) is intended to reduce, diminish or otherwise relieve Stream Canada from any of its Obligations arising pursuant to or in connection with the Canadian Guarantee or any other Loan Document.

(c) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, in no event shall any Foreign Borrower be deemed to be a guarantor of, surety in respect of, or otherwise, directly or indirectly, liable for the payment of any U.S. Obligations.

2.15. Parallel Debt.

(a) Parallel Debt Foreign.

(i) Each Dutch Borrower (other than Stream BV) hereby irrevocably and unconditionally undertakes to pay to Agent, acting on its own behalf (in Dutch: voor zich) and not as agent for any Person, amounts equal to the aggregate amount payable (verschuldigd) in respect of the Foreign Obligations (such payment undertakings to Agent, hereinafter referred to as the “Parallel Debt Foreign”).

(ii) The Parallel Debt Foreign will become due and payable (opeisbaar) as and when one or more of the Foreign Obligations becomes due and payable without any further notice being required.

(iii) Each of the parties to this Agreement hereby acknowledges that: (x) the Parallel Debt Foreign constitutes an undertaking, obligation and liability of each of the Dutch Borrowers (other than Stream BV) to Agent which is transferable and separate and independent from, and without prejudice to, the Foreign Obligations and (y) the Parallel Debt Foreign represents Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt Foreign from each of the Dutch Borrowers (other than Stream BV), it being understood, that the amount which may become payable by any Dutch Borrowers (other than Stream BV) under or pursuant to the Parallel Debt Foreign from time to time shall never exceed the aggregate amount which is payable under the Foreign Obligations from time to time.

(iv) For the avoidance of doubt, each of the parties to this Agreement hereby confirms that the claim of Agent against each of the Dutch Borrowers (other than Stream BV) in respect of the Parallel Debt Foreign and the claims of any Lender against the parties in respect of the Foreign Obligations payable to such Lender do not constitute common property (een gemeenschap) within the meaning of Article 3:166 of the Dutch Civil Code (“DCC”) and that the provision relating to such common property shall not apply. If, however, it shall be held that such claim of Agent and such claims of any Lender do constitute such common property and such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 DCC.

(v) For the avoidance of doubt, the parties hereto confirm that this Agreement is not to be construed as an agreement as referred to in Article 6:16 DCC and that Article 6:16 DCC shall not apply, and therefore, that the provisions relating to common property (een gemeenschap) within the meaning of Article 3:166 DCC shall not apply by analogy to the relationship between Agent and any Lender on the one hand and each of the Dutch Borrowers (other than Stream BV) on the other hand.

(vi) To the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt Foreign (the “Received Amount”), the Foreign Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Foreign Obligations. For the avoidance of doubt, to the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Foreign Obligations, the Parallel Debt Foreign shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt Foreign.

(b) Parallel Debt U.S.

(i) Stream BV hereby irrevocably and unconditionally undertakes to pay to Agent, acting on its own behalf (in Dutch: voor zich) and not as agent for any Person, amounts equal to the aggregate amount payable (verschuldigd) in respect of the U.S. Obligations (such payment undertakings to Agent, hereinafter referred to as the “Parallel Debt U.S.”).

(ii) The Parallel Debt U.S. will become due and payable (opeisbaar) as and when one or more of the U.S. Obligations becomes due and payable without any further notice being required.

(iii) Each of the parties to this Agreement hereby acknowledges that: (x) the Parallel Debt U.S. constitutes an undertaking, obligation and liability of Stream BV to Agent which is transferable and separate and independent from, and without prejudice to, the U.S. Obligations and (y) the Parallel Debt U.S. represents Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt U.S. from Stream BV, it being understood, that the amount which may become payable by Stream BV under or pursuant to the Parallel Debt U.S. from time to time shall never exceed the aggregate amount which is payable under the U.S. Obligations from time to time.

(iv) For the avoidance of doubt, each of the parties to this Agreement hereby confirms that the claim of Agent against Stream BV in respect of the Parallel Debt U.S. and the claims of any Lender against the parties in respect of the U.S. Obligations payable to such Lender do not constitute common property (een gemeenschap) within the meaning of Article 3:166 of the DCC and that the provision relating to such common property shall not apply. If, however, it shall be held that such claim of Agent and such claims of any Lender do constitute such common property and such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 DCC.

(v) For the avoidance of doubt, the parties hereto confirm that this Agreement is not to be construed as an agreement as referred to in Article 6:16 DCC and that Article 6:16 DCC shall not apply, and therefore, that the provisions relating to common property (een gemeenschap) within the meaning of Article 3:166 DCC shall not apply by analogy to the relationship between Agent and any Lender on the one hand and Stream BV on the other hand.

(vi) To the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt U.S. (the “U.S. Received Amount”), the U.S. Obligations shall be reduced by an aggregate amount (the “U.S. Deductible Amount”) equal to the U.S. Received Amount in the manner as if the U.S. Deductible Amount were received as a payment of the U.S. Obligations. For the avoidance of doubt, to the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the U.S. Obligations, the Parallel Debt U.S. shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt U.S.

SECTION 3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and, except as otherwise provided on Schedule 3.1, each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of the Borrowers or their respective Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c) with respect to the making of any Foreign Advances to any Foreign Borrower by any Lender, in such Lender’s good faith determination, since the Closing Date, there has been no occurrence of a change in any Applicable Law that would render the making of the Advances by such Lender to such Foreign Borrower unlawful under such Applicable Law on the requested funding date.

3.3. Maturity. This Agreement shall continue in full force and effect for a term ending on October 1, 2013 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right, in accordance with Section 9.1, to terminate its obligations under this Agreement upon the occurrence and during the continuation of an Event of Default.

3.4. Effect of Termination. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all Obligations (including contingent reimbursement obligations of the Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (and, as a part of such Obligations becoming due and payable, the Borrowers shall immediately and automatically be obligated to provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization). No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, Obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5. Early Termination by Borrowers. The Borrowers have the option, at any time upon 5 Business Days prior written notice by Administrative Borrower to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

3.6. Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an immediate Event of Default (it being understood and agreed that, to the extent that the existence of any such condition subsequent, or the failure to have satisfied such condition prior to the Closing Date, would otherwise cause any representation, warranty or covenant in this Agreement or any Loan Document to be breached, such breach shall not be deemed to have occurred to the extent such condition subsequent is satisfied as and when required pursuant to Schedule 3.6)).

3.7. Conditions Precedent to the Philippines Entities Becoming Foreign Borrowing Base Parties. The obligation of the Lender Group (or any member thereof) to include Accounts owned by the Philippines Entities in the Foreign Borrowing Base is subject to the fulfillment, to the reasonable satisfaction of Agent or waiver by Agent, of each of the conditions precedent set forth on Schedule 3.7; it being understood and agreed that the Philippines Entities shall not become “Guarantors” or “Foreign Borrowing Base Parties” until the date (the “Philippines Closing Date”) that each of such conditions is fulfilled to the reasonable satisfaction of Agent (or waived by Agent).

3.8. Conditions Precedent to Stream Canada Becoming a Foreign Borrower. The obligation of the Lender Group (or any member thereof) to make Foreign Advances to the Stream Canada is subject to the fulfillment, to the reasonable satisfaction of Agent or waiver by Agent, of each of the conditions precedent set forth on Schedule 3.8; it being understood and agreed that Stream Canada shall not become a “Foreign Borrower” until the date (the “Canadian Closing Date”) that each of such conditions is fulfilled to the reasonable satisfaction of Agent (or waived by Agent).

3.9. Conditions Precedent to Stream UK Becoming a Foreign Borrowing Base Party. The obligation of the Lender Group (or any member thereof) to include Accounts owned by Stream UK in the Foreign Borrowing Base is subject to the fulfillment, to the reasonable satisfaction of Agent or waiver by Agent, of each of the conditions precedent set forth on Schedule 3.9; it being understood and agreed that Stream UK shall not become a “Guarantor” or “Foreign Borrowing Base Party” until the date (the “UK Closing Date”) that each of such conditions is fulfilled to the reasonable satisfaction of Agent (or waived by Agent).

SECTION 4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date hereof, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties by their terms relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing (or the local equivalent) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Except as described on Schedule 4.1(b), Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time by delivery of an updated schedule delivered with the quarterly Compliance Certificate, to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and, in the case of any such corporate Subsidiary, is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d), neither any Borrower (other than Parent) nor any of their respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(e) There is no issued and outstanding Prohibited Preferred Stock of any Loan Party.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of any material federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries or the Governing Documents of any Loan Party or its Subsidiaries, (ii) violate any order, judgment, decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries (in each case that has not been stayed pending appeal), (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (v) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain or maintain in full force and effect could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3. Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices or other actions that have been obtained and that are still in force and effect and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens on the Collateral are validly created, perfected (other than as contemplated or permitted under Section 6.11 or under the provisions of any other Loan Document, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, and the recordation of the Mortgages, in each case, in the appropriate filing offices (to the extent required for perfection under Applicable Law)), and, other than as contemplated or permitted under Section 6.11 or any other Loan Documents, first priority Liens, subject only to Permitted Liens.

4.5. Title to Assets; No Encumbrances. Each of the Loan Parties and their respective Subsidiaries has (i) good, sufficient and legal and beneficial title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for (A) those assets that are not material to the conduct of the business of any Loan Party or Subsidiary thereof or (B) assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time by delivery of an updated schedule delivered with the quarterly Compliance Certificate, to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time by delivery of an updated schedule delivered with the quarterly Compliance Certificate, to reflect changes resulting from transactions permitted under this Agreement).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time by delivery of an updated schedule delivered with the quarterly Compliance Certificate, to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $1,000,000 in amount, except as set forth on Schedule 4.6(d).

4.7. Litigation.

(a) There are no actions, suits, claims or proceedings pending or, to the knowledge of the Borrowers threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 4.7 sets forth a complete and accurate description, with respect to each of the actions, suits, claims or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of the Borrowers threatened in writing against a Loan Party or any of its Subsidiaries, of (i) as of the Closing Date, the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether, as of the Closing Date, any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8. Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9. No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Borrower to Agent in connection with the transactions contemplated by the Loan Documents, the Acquisition Documents and the Indenture Documents, have been prepared in accordance with GAAP (except (a) in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments and (b) with respect to the historical financial information of certain of the Philippines Entities which have been prepared in accordance with the Philippine equivalent of GAAP) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2008, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

4.10. Fraudulent Transfer.

(a) The U.S. Borrowers, taken as a whole, are Solvent, the Foreign Borrowers, taken as a whole, are Solvent and the Loan Parties, taken as a whole, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11. Employee Benefits.

(a) No Loan Party, nor any Loan Party Subsidiaries, nor any of their respective ERISA Affiliates, sponsors, maintains or contributes to, or has any liability, actual or contingent, with respect to: (a) any Benefit Plan; (b) any Canadian Pension Plan; or (c) any Multiemployer Plan. Except to the extent required under Section 4980B of the IRC, as expressly provided for in employment or severance agreements with individual executives or as described in Schedule 4.11, no Plan maintained in the United States provides health or other welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its Subsidiaries. The present value of the aggregate obligations under all Plans maintained outside the United States which provide health or other welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its Subsidiaries does not exceed $1,000,000 (as determined under GAAP).

(b) Each International Plan (i) has been maintained in all material respects in accordance with all Applicable Law and with its terms; (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment; and (iii) if required to be registered, has been registered with the appropriate Governmental Authorities and has been maintained in good standing with the appropriate regulatory authorities, except, for clauses (i) - (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Each International Plan is fully funded or has been fully accrued for on the financial statements of the applicable Loan Parties and their Subsidiaries, except as would not have a material adverse effect upon any such Loan Party or Subsidiary.

4.12. Environmental Condition. Except as set forth on Schedule 4.12, (a) to the Borrowers’ knowledge no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the Borrowers’ knowledge no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Laws as a Hazardous Materials disposal site (or any similar or analogous designation), (c) no Loan Party nor any of its Subsidiaries has received notice that an Environmental Lien has attached to or relates in any way to any Real Property owned or operated by a Loan Party or its Subsidiaries, or to any operations thereon, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13. Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, (with respect to Canada) industrial designs and other intellectual property that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated, to the extent required hereunder, from time to time) is a true, correct, and complete listing of all registered trademarks, trade names, registered copyrights, issued patents, (with respect to Canada) registered industrial designs and other material intellectual property as to which a Loan Party or a Subsidiary thereof is the owner or is an exclusive licensee; provided, however, that the Borrowers may amend Schedule 4.13 to add additional intellectual property acquired after the Closing Date so long as such amendment occurs by written notice to Agent delivered concurrently with the quarterly Compliance Certificate provided by Parent under the terms of this Agreement.

4.14. Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business taken as a whole and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them that would entitle the counterparty thereto, with the giving of notice and/or the passage of time, to terminate any such material lease.

4.15. Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated, to the extent required by the provisions of the Security Agreement or applicable Foreign Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16. Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, the Acquisition Documents, the Indenture Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on September 10, 2009, and as of the date on which any other Projections are delivered to Agent, in each case in connection with this Agreement or any of the other Loan Documents, were, or when delivered shall be, prepared in good faith on the basis of information and assumptions believed by the Loan Parties’ and their Subsidiaries’ to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17. Material Contracts. Set forth on Schedule 4.17 (as such Schedule may be updated as required by this Section 4.17 from time to time in accordance herewith) is a list of the Material Contracts of each Loan Party as of the most recent date on which the Borrowers provided their quarterly Compliance Certificate pursuant to Section 5.1; provided, however, that the Borrowers may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Parent provides its quarterly Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to such Loan Party’s knowledge each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party.

4.18. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”), (c) Part II.1 of the Criminal Code (Canada), (d) the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada) (the “PCTFA”), (e) the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and (f) United Nations Al-Qaida and Taliban Regulations (Canada). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19. Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries in excess of $1,000,000 outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date (or, if different, the date specified on Schedule 4.19).

4.20. Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all federal taxes and other taxes which exceed $100,000 in the aggregate for all such taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP (or, with respect to any Loan Party or Subsidiary thereof that is organized under the laws of a country other than the United States, the equivalent of GAAP in such country) for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings and reserves, if any, as shall be required in conformity with GAAP (or, with respect to any Loan Party or Subsidiary thereof that is organized under the laws of a country other than the United States, the equivalent of GAAP in such country) have been made or provided therefor.

4.21. Margin Stock. No Loan Party nor any of its Subsidiaries owns any Margin Stock. No part of the proceeds of the loans made to the Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22. Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which limits or could reasonably be expected to limit its ability to incur Indebtedness or which otherwise renders or could reasonably be expected to render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23. OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has more than 10% of its assets located in Sanctioned Entities, or (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24. Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrowers threatened in writing against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries (other than employee grievances arising in the ordinary course of business for which reserves in accordance with GAAP (or, with respect to any Loan Party or Subsidiary thereof that is organized under the laws of a country other than the United States, the equivalent of GAAP in such country) have been established on the books of Parent or such Subsidiary) that could reasonably be expected to result in a material liability, or (iii) to the knowledge of the Borrowers and except (x) as otherwise disclosed to Agent in writing from time to time or (y) for ordinary course activities occurring outside of the United States, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied after the date on which such liability or obligation is required to be paid or satisfied under such Act or law. The hours worked and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments, contributions, premiums and remittances on account of employee contributions and premiums due from Parent and its Subsidiaries on account of wages and employee health and welfare insurance and other benefits, including but not limited to retirement savings arrangements or money purchase pension plan arrangements, (“Employee Benefit and Savings Plans”) have been paid or, where applicable, accrued as a liability on the books of Parent in either case in accordance with the terms thereof and Applicable Laws, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All Employee Benefit and Savings Plans have been maintained, funded and administered in material compliance with the terms thereof and in material compliance with Applicable Laws, except for noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25. Parent as a Holding Company; Specified Subsidiaries.

(a) Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents and the Indenture Documents), own any material assets (other than (i) the Stock of its Subsidiaries and (ii) cash and Cash Equivalents in Deposit Accounts or Securities Accounts subject to Control Agreements) or engage in any operations or business (other than the ownership of its Subsidiaries) and activities incidental to any of the foregoing.

(b) No Specified Subsidiary has any liabilities, owns any assets having a value in excess of $250,000 at any time or engages itself in any operations or business giving rise to revenues for such Specified Subsidiary in excess of $250,000 during any 12-month period.

4.26. Indenture Documents.

(a) The Borrowers have delivered to Agent a complete and correct copy of the Indenture Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Indenture Documents has been duly authorized by all necessary action on the part of each applicable Loan Party or Subsidiary thereof. Each Indenture Document is the legal, valid and binding obligation of each applicable Loan Party or Subsidiary thereof, enforceable against such Loan Party or Subsidiary, as applicable, in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Closing Date, except as could not reasonably be expected to result in a Material Adverse Change (x) no Loan Party or Subsidiary thereof is in default in the performance or compliance with any provisions thereof, (y) all representations and warranties made by any Loan Party or Subsidiary thereof in the Indenture Documents and in the certificates delivered in connection therewith are true and correct in all material respects and (z) to the Borrowers’ knowledge none of the representations or warranties in the Indenture Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.

(b) As of the Closing Date, the transactions contemplated by the Indenture Documents have been consummated in all material respects, in accordance with all Applicable Laws. As of the Closing Date, all requisite approvals for the consummation of the transactions contemplated by the Indenture Documents by Governmental Authorities having jurisdiction over any Loan Party or Subsidiary thereof who is party to the Indenture Documents have been obtained, except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Lenders.

4.27. Acquisition Documents.

(a) The Borrowers have delivered to Agent a complete and correct copy of the material Acquisition Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Acquisition Documents has been duly authorized by all necessary action on the part of each applicable Loan Party or Subsidiary thereof. Each Acquisition Document is the legal, valid and binding obligation of each applicable Loan Party or Subsidiary thereof, enforceable against such Loan Party or Subsidiary, as applicable, in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Closing Date, except as could not reasonably be expected to result in a Material Adverse Change (x) no Loan Party or Subsidiary thereof is in default in the performance or compliance with any provisions thereof, (y) all representations and warranties made by any Loan Party or Subsidiary thereof in the Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects and (z) to the Borrowers’ knowledge none of the Seller’s representations or warranties in the Acquisition Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.

(b) As of the Closing Date, the Acquisition has been consummated in all material respects, in accordance with all Applicable Laws. As of the Closing Date, all necessary approvals by Governmental Authorities having jurisdiction over any Loan Party or Subsidiary thereof who is party to the Acquisition and, to each Borrower’s knowledge, the Seller, with respect to the consummation of the Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Lenders. As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Documents, each applicable Loan Party will have good title to the assets acquired pursuant to the Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

4.28. Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, (b) except as otherwise set forth on such Borrowing Base Certificate, owed to such Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.29. [Intentionally Omitted]

4.30. Locations of Tangible Personal Property. The tangible personal property (other than vehicles or Equipment out for repair) of the Loan Parties and their Subsidiaries material to the business of each Loan Party or its Subsidiary are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.30 (as such Schedule may be updated pursuant to Section 5.15).

4.31. Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Other than the Loan Documents and the Indenture Documents, no Loan Party or Subsidiary thereof is party to or otherwise bound by any consensual encumbrance or consensual restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries except for such encumbrances or restrictions existing under or by reason of (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (B) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (C) any Permitted Lien or any document or instrument governing or evidencing any Permitted Lien, so long as any such restriction relates only to the property subject to such Permitted Lien; (D) customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted under Section 6.4 pending the consummation of such sale; (E) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents or other Governing Documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person; (F) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (G) any instrument governing Permitted Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the property of any Person, other than the Person or the property of the Person so acquired; (H) in the case of any joint venture that is not a Loan Party in respect of any matters referred to in clauses (iii) and (iv) above, restrictions in such Person’s Governing Documents or pursuant to any joint venture agreement or equityholders agreements solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity; (I) negative pledges and restrictions on Liens in favor of any holder of Permitted Indebtedness, but solely to the extent any negative pledge expressly permits Liens for the benefit of Agent with respect to the Obligations on a senior basis without the requirement that such holders of such Permitted Indebtedness be secured by such Liens on an equal and ratable, or junior, basis; (J) any document or instrument governing or evidencing Permitted Purchase Money Indebtedness, so long as any such restriction contained therein relates only to the transfer of the asset or assets acquired, constructed, installed or improved with the proceeds of such Permitted Purchase Money Indebtedness, and (K) in addition to the foregoing clauses (A) through (J), any agreements that exist on the date hereof and are set forth on Schedule 4.19, and to the extent such agreements evidence or govern Permitted Indebtedness, any agreements governing any Refinancing Indebtedness in respect thereof, so long as the agreements governing such Refinancing Indebtedness do not expand the scope of the encumbrance or restriction.

SECTION 5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Borrower shall, and shall cause the Loan Parties and their respective Subsidiaries to, comply with each of the following:

5.1. Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, the Borrowers agree that no Subsidiary of any Loan Party will have a fiscal year different from that of Parent. In addition, the Borrowers agree to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system consistent with good business practices that shows, in all material respects, all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices as approved by Agent prior to the Closing Date and shall only make material modifications thereto (other than modifications made to integrate EGS and its Subsidiaries into the billing systems of Parent and its other Subsidiaries) with notice to, and with the consent of, Agent, such consent not to be unreasonably withheld or delayed.

5.2. Collateral Reporting. Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, the Loan Parties agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business; provided, however, that no Borrower, nor any of its Subsidiaries, shall be required to preserve any such right or franchise, licenses or permits if such Person’s Board of Directors shall reasonably determine that the preservation thereof is no longer desirable in the conduct of such Person’s business and that the loss thereof is not disadvantageous, in any material respect, to such Person.

5.4. Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

5.5. Taxes. Timely file all tax returns and cause all federal taxes and assessments and other taxes and assessments which equal or exceed, in the aggregate for all such taxes, $100,000 imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid and discharged in full, before delinquency and before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Parent will and will cause each of its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by Applicable Laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal income and sales taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Parent and its Subsidiaries have made such payments or deposits.

5.6. Insurance. At the Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their respective Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Borrowers also shall maintain (with respect to each of the Loan Parties and their respective Subsidiaries) business interruption, general liability, director’s and officer’s liability, fiduciary liability and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent in its Permitted Discretion and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If the Borrowers fail to maintain such insurance, Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by their casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Borrowers agree, to the extent permitted under any applicable insurance policy, Agent shall have the right to file claims under any property and general liability insurance policies in respect of Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.8. Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9. Environmental.

(a) Keep any property either owned or operated by the Loan Parties free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Except where failure to do so could not reasonably be expected to result in material liability to any Loan Party, comply with applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of a Hazardous Material, at or above a reportable quantity, at, on, from or, to the knowledge of any Loan Party, migrating onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 10 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party which could reasonably be expected to result in material liability to such Loan Party, and (iii) written notice of a violation, citation, or administrative order issued pursuant to or in relation to any Environmental Law (whether from a Governmental Authority or otherwise) which could reasonably be expected to result in material liability to any Loan Party.

5.10. Disclosure Updates. Promptly and in no event later than 10 days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished by or on behalf of any Loan Party to the Lender Group (other than forward-looking information, projections and information of a general economic nature and general information about the Borrowers’ industry) in connection with this Agreement, the other Loan Documents or the transactions contemplated by or referenced herein contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any such material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary (other than another Loan Party) after the Closing Date, such Loan Party shall (a) within 15 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a cost or book value of at least $500,000, determined on a per property basis), as well as appropriate financing statements (and with respect to all property subject to such a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary to the extent constituting Collateral); provided that, with respect to any Subsidiary of a Loan Party that is a CFC, (x) the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent if providing such documents would reasonably be expected to result in taxable income to Parent of more than $50,000 pursuant to IRC Section 951(a)(1)(B) for the taxable year in which such CFC would become a Loan Party, and (y) such CFC shall provide a Foreign Guaranty and Foreign Security Agreement (or, in each case, a joinder thereto), and such other security documents in order to guarantee the Foreign Obligations on a secured basis unless the costs to the Loan Parties of providing such Foreign Guaranty, executing any security documents or perfecting the security interests created thereby are excessive (as determined by Agent in its Permitted Discretion in consultation with Parent) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 15 days (or 30 days in the case of any Subsidiary of a Loan Party that is a CFC) of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum or joinder to the Security Agreement or applicable Foreign Security Agreement) and appropriate certificates and powers and/or financing statements, providing a Lien on all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding Voting Stock of any first tier Subsidiary of any Loan Party that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are excessive (as determined by Agent in its Permitted Discretion in consultation with Loan Parties) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby (which Lien, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary); provided, further, and notwithstanding the foregoing, that so long as such direct or beneficial ownership interest in such new Subsidiary does not constitute collateral for the Indebtedness under the Indenture Documents, then no “securities” of any of such Loan Party’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended) shall be required to be pledged pursuant to this clause (b), and (c) within 15 days (or 30 days in the case of any Subsidiary of a Loan Party that is a CFC) of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its Permitted Discretion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12. Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title (if any), Mortgages, policies of title insurance, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties and their respective Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property owned in fee and acquired by any Loan Party or Subsidiary thereof after the Closing Date with a cost or book value in excess of $500,000, calculated on a per property basis, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that, with respect to any Subsidiary of a Loan Party that is a CFC, (x) such Additional Documents shall not be required to be provided to Agent if providing such documents would reasonably be expected to result in taxable income to Parent of more than $50,000 pursuant to IRC Section 951(a)(1)(B) for the taxable year in which such CFC would become a Loan Party, and (y) such CFC shall provide such Additional Documents in order to guarantee on a secured basis the Foreign Obligations unless the costs to the Loan Parties of providing such Additional Documents are excessive (as determined by Agent in its Permitted Discretion in consultation with Parent) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby. To the maximum extent permitted by Applicable Law, each Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, but subject to the third proviso of Section 5.11, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by all of the assets of the Loan Parties and their respective Subsidiaries that constitute Collateral (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13. Lender Meetings. Within 90 days after the close of each fiscal year of Parent (and at any time following the occurrence and during the continuance of an Event of Default), at the request of Agent or of the Required Lenders and upon reasonable prior notice and during normal business hours, hold a meeting (at a mutually agreeable location and time or (a) at the option of Agent at any time when an Event of Default shall have occurred and be continuing, by conference call or (b) at the option of Parent at any time when an Event of Default shall not have occurred and be continuing, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the Projections presented for the current fiscal year of Parent.

5.14. Material Contracts. Contemporaneously with the delivery of each quarterly Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous quarterly Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous quarterly Compliance Certificate.

5.15. Location of Tangible Personal Property. Keep the tangible personal property (other than Equipment out for repair) material to the business of each Loan Party or its Subsidiary only at the locations identified on Schedule 4.30 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that the Borrowers may amend Schedule 4.30 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such tangible personal property is moved to such new location or such chief executive office is relocated and so long as such new location is within the United States or the country under whose laws such Loan Party or Subsidiary is organized, and so long as, at the time of such written notification, except with respect to locations at which the book value of the tangible personal property in question is less than $500,000 and is not a location at which material books and records relating to Accounts are located, the Loan Party or Subsidiary thereof provides Agent a Collateral Access Agreement with respect thereto (unless a Collateral Access Agreement is already in effect with respect to such location).

5.16. Assignable Material Contracts. Use commercially reasonable efforts (which shall not include the payment of more than a de minimis fee or other amount) to ensure that any Material Contract entered into after the Closing Date by any Loan Party or Subsidiary thereof that generates or, by its terms, will generate revenue, permits the assignment of such agreement (and all rights of such Loan Party or Subsidiary thereof, as applicable, thereunder) to such Loan Party’s or Subsidiary’s lenders or an agent for any such lenders (and any transferees of such lenders or such agent, as applicable).

5.17. Collections; Foreign Accounts.

(a) Each Loan Party shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 5.17(a) (each, a “Controlled Account Bank”), and shall instruct all of its and its Subsidiaries’ Account Debtors to forward payment of the amounts owed by them directly to such Controlled Account Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Loan Party) into a bank account of such Loan Party (each, a “Controlled Account”) at one of the Controlled Account Banks.

(b) Each Loan Party shall establish and maintain Controlled Account Agreements with Agent and the applicable Controlled Account Bank, in form and substance reasonably acceptable to Agent. Each such Controlled Account Agreement shall provide, among other things, that (i) the Controlled Account Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Loan Party, (ii) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (iii) upon the instruction of Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily (on each business day of such Controlled Account Bank) sweep all amounts in the applicable Controlled Account to the Agent’s Account. Agent agrees (x) not to issue an Activation Instruction with respect to any of the Controlled Accounts unless a Triggering Event has occurred and is continuing at the time such Activation Instruction is issued and (y) to rescind any such Activation Notice promptly following the date on which (1) no Default or Event of Default has occurred and is continuing and (2) Excess Availability has been greater than or equal to $20,000,000 during a period of 30 consecutive day period following the date such Activation Notice was issued and Excess Availability (as applied only to the U.S. Borrowers) has been greater than or equal to $10,000,000 during a period of 30 consecutive day period following the date such Activation Notice was issued.

(c) So long as no Event of Default has occurred and is continuing, Loan Parties may amend Schedule 5.17(a) to add or replace a Controlled Account Bank or Controlled Account; provided, however, that (i) such prospective Controlled Account Bank shall be reasonably satisfactory to Agent, and (ii) prior to or concurrently with the time of the opening of such Controlled Account, the applicable Loan Party and such prospective Controlled Account Bank shall have executed and delivered to Agent a Controlled Account Agreement. Each Loan Party shall close any of its Controlled Accounts (and establish replacement Controlled Accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within 45 days, following notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Controlled Account Bank with respect to Controlled Accounts or Agent’s liability under any Controlled Account Agreement with such Controlled Account Bank is no longer acceptable, in Agent’s reasonable judgment, in the case of each of the foregoing, due solely to such Controlled Account Bank’s credit-worthiness or failure to comply with any Controlled Account Agreement or other Control Agreement.

(d) Dutch Cash Management.

(i) On or before the Closing Date, the Loan Parties shall have provided to Agent evidence, in form and substance satisfactory to Agent, that PNC Bank, N.A. shall have released all of its right, title and interest in and to all amounts deposited to deposit accounts numbered 601979311 and 500473307 maintained in the name of PNC Bank, N.A. for the benefit of Stream BV at ABN AMRO Bank N.V. (“ABN”) and that PNC Bank, N.A. shall have instituted a daily (on each business day of such bank) sweep of all funds deposited in such accounts to a deposit account of Stream BV established at a financial institution acceptable to Agent in its Permitted Discretion located in the Netherlands (the “Dutch Bank”) for the receipt of Collections subject to a pledge under the laws of the Netherlands for the benefit of Agent (a “BV Collection Account”).

(ii) Within 15 days after the Closing Date, each Loan Party (other than Parent, Stream Holdco, Stream International, Stream NY, Stream Canada and the Philippines Entities) shall have instructed all of its Account Debtors to pay all proceeds of Accounts to a BV Collection Account.

(iii) Within 15 days after the Closing Date, Stream BV and SGS BV shall each have established, with a Dutch Bank, for the payment by each such Borrower of its obligations in the ordinary course of its business in the Netherlands, an operations account subject to a pledge under the laws of the Netherlands for the benefit of Agent (each a “BV Operations Account”).

(iv) Stream BV shall use commercially reasonable efforts to, within 15 days after the Closing Date, ensure that the relevant Dutch Bank shall confirm and take notice of the pledge of the BV Collection Accounts and the BV Operations Accounts to Agent and waive any rights of pledge, set-off and retention with respect thereto substantially in the form of the Bank Notice (as defined in the Relevant Dutch Deed of Pledge of Bank Accounts); provided, however, if the foregoing condition shall not have been met within such 15 day period, Stream BV shall promptly notify Agent thereof, then, on or before the date that is 45 days after the Closing Date, either (a) (i) each Loan Party (other than Parent, Stream Holdco, Stream International, Stream NY, Stream Canada and the Philippines Entities) shall have instructed all of their respective Account Debtors to pay all proceeds of Accounts to a BV Collection Account at a Dutch Bank that will comply with the provisions of the following clause (a)(iii), (ii) each of Stream BV and SGS BV shall each have established, with such Dutch Bank, a BV Operations Account, (iii) such Loan Parties shall ensure that such Dutch Bank shall confirm and take notice of the pledge of the BV Collection Accounts and the BV Operations Accounts to Agent and waive any rights of pledge, set-off and retention with respect thereto or (b) have instructed all of their respective Account Debtors to pay all proceeds of Accounts to a bank account established in the name of Agent with a Dutch Bank for the collection of such Loan Party’s Accounts (each an “Agent BV Collection Account”).

(v) If the Agent BV Collection Account is established, until a Triggering Event has occurred, Agent shall transfer the available funds in the Agent BV Collection Accounts to an account in the name of Stream BV designated by Stream BV to Agent. After a Triggering Event has occurred, all amounts received in the Agent BV Collection Account shall be deemed to constitute repayments by the applicable Borrower of Advances due and owing from such Borrower.

(vi) As long as no Agent BV Collection Account has been established, Agent shall notify the relevant Dutch Bank by sending a notice substantially in the form of the Bank Notice (as defined in the relevant Deed of Disclosed Pledge of Bank Accounts) which provides that, unless and until it receives instructions from Agent to the contrary (which Agent shall not send unless and until (A) a Triggering Event has occurred or (B) such Borrower has been declared bankrupt pursuant to the Netherlands Bankruptcy Code (Faillissementswet) or otherwise), such Borrower shall be authorized to transfer funds from its BV Collection Account to its BV Operations Account and from its BV Operations Account. Each of Stream BV and SGS BV hereby agrees that any and all transfer of funds from its BV Collection Account to its BV Operations Account shall only be made in the ordinary course of its business.

(e) Other Foreign Loan Parties. Prior to or concurrently with becoming a “Foreign Borrower” or “Foreign Borrowing Base Party” hereunder, Stream Canada, Stream UK and each Philippines Entity shall have instructed all of its respective Account Debtors to pay all proceeds of Accounts to a Controlled Account maintained at a Controlled Account Bank (with respect to the Philippines Entities, each Philippines Entity shall establish such Controlled Account at a Controlled Account Bank located in the United States). Stream Canada, Stream UK and each Philippines Entity shall establish and maintain a Controlled Account Agreement with Agent and the respective Controlled Account Bank, in form and substance reasonably acceptable to Agent. Each Controlled Account Agreement shall provide, among other things, that (i) the Controlled Account Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Controlled Account without further consent by Stream Canada, Stream UK or each Philippines Entity, as applicable, (ii) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff, consolidation or recoupment or any other claim against such Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (iii) upon the Activation Instruction, the Controlled Account Bank will forward by daily sweep (on each day on which such Controlled Account Bank is open for business) all amounts in the applicable Controlled Account to the Agent’s Account. Agent agrees not to issue an Activation Instruction with respect to the Controlled Account unless a Triggering Event has occurred.

5.18. Acquisition; Senior Secured Notes. Promptly provide Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with, the Acquisition Documents or the Indenture Documents after the Closing Date.

SECTION 6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their respective Subsidiaries to do any of the following:

6.1. Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets (including, without limitation, any Stock of any Loan Party or Subsidiary of a Loan Party), of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes.

(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Stock, except (i) for any merger, amalgamation or consolidation between Loan Parties, provided that a Borrower must be the surviving entity of any such merger to which it is a party, (ii) for any merger, amalgamation or consolidation between Loan Parties and Subsidiaries of any Loan Party that are not themselves Loan Parties so long as a Loan Party is the surviving or continuing entity of any such merger or amalgamation, (iii) for any merger, amalgamation or consolidation between Subsidiaries of any Loan Party that are not themselves Loan Parties and (iv) pursuant to the Permitted Restructuring,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except (i) for the liquidation or dissolution of non-operating Subsidiaries of any Borrower with nominal assets and nominal liabilities, (ii) for the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary thereof are transferred to a Loan Party that (A) is not liquidating or dissolving and (B) whether by operation of law, the terms of the Loan Documents or pursuant to a separate written agreement, assumes the Obligations of such liquidating or dissolving Person, (iii) for the liquidation or dissolution of a Subsidiary of any Loan Party that is not itself a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving or (iv) pursuant to the Permitted Restructuring; or

(c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a)or (b)above or in connection with the transactions permitted pursuant to Section 6.4.

6.4. Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3 and 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Loan Party’s or their respective Subsidiaries’ assets.

6.5. Change Name. Change any Loan Party’s or any of their respective Subsidiaries’ name, organizational identification number (if any), jurisdiction of organization or organizational identity; provided, however, that a Loan Party or Subsidiary thereof may change its name upon at least 10 days prior written notice to Agent of such change.

6.6. Nature of Business. Make any material change in the nature of its or their business as presently conducted or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent the Loan Parties and their respective Subsidiaries from engaging in any business that is similar or related to its business (including business process outsourcing services) or such other lines of business as may be consented to by the Required Lenders.

6.7. Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1 and except with respect to any Indebtedness the prepayment of which is set forth on Exhibit 6.7(a),

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or Subsidiary thereof, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) the Indebtedness under the Indenture Documents so long as (1) the aggregate amount expended for all such prepayments, redemptions, defeasances, purchases or other acquisitions does not exceed $50,000,000, (2) Excess Availability plus Qualified Cash during each of the 120 days immediately prior, and immediately after giving effect to, such prepayment, redemption, defeasance, purchase or other acquisition equals or exceeds $50,000,000, (3) no Default or Event of Default exists immediately prior to, or would arise immediately after giving effect to, such prepayment, redemption, defeasance, purchase or other acquisition and (4) on a pro forma basis after giving effect to such prepayment, redemption, defeasance, purchase or other acquisition, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.1:1.0 for the four fiscal quarter period ended immediately prior to such prepayment, redemption, defeasance, purchase or other acquisition, and (D) reductions of the Indebtedness arising under the Ares Guarantee and Reimbursement Agreement made in connection with the return and cancellation of letters of credit issued pursuant thereto (it being understood and agreed that such reduction is being made without the requirement of any cash payment by any Loan Party),

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Except pursuant to a refinancing permitted under the terms of the Loan Documents, directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or governing Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (g), (i), (j) and (o) of the definition of Permitted Indebtedness,

(ii) any Material Contract, any Indenture Document or any Acquisition Document, except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders (it being understood and agreed that ordinary course changes in the economic terms for Material Contracts with customers are not materially adverse to the interests of the Lenders), or

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8. Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9. Restricted Junior Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Parent (or any Subsidiary thereof which is not wholly-owned, directly or indirectly by Parent as of the Closing Date) may make distributions to former employees, officers, or directors of any Loan Party (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Parent (or of any Subsidiary thereof which is not wholly-owned, directly or indirectly by Parent as of the Closing Date) held by such Persons, provided, however, that the aggregate amount of such redemptions made by Parent (or any Subsidiary thereof which is not wholly-owned, directly or indirectly by Parent as of the Closing Date), plus the amount of Indebtedness outstanding under clause (k) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in any twelve-month period; provided, that, (x) Parent and such Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such prior twelve-month period, any unutilized capacity under this clause (a) attributable to the immediately preceding twelve-month period and (y) such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Stock of Parent (other than Prohibited Preferred Stock) and, to the extent contributed to Parent as common equity capital, the cash proceeds from the sale of Stock of any of Parent’s direct or indirect parent companies, in each case to members of management, directors or consultants of Parent, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date to the extent the cash proceeds from the sale of such Stock have not otherwise been applied to the making of any other payment permitted under this clause (a);

(b) Parent may make distributions to former employees, officers, or directors of any Loan Party (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Stock of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Parent; and

(c) Each Subsidiary of Parent may make distributions and dividends to its parent entity; provided, that, if the parent entity of such Subsidiary is not a Loan Party, such distributions and dividends are promptly in turn distributed and dividended to a Loan Party.

6.10. Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or the equivalent of GAAP in the country under whose laws such Loan Party or Subsidiary is organized, provided that such changes shall not result in Parent being unable to prepare and provide its consolidated financial statements in accordance with GAAP).

6.11. Investments; Controlled Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b) Other than (i) an aggregate amount of not more than $50,000 at any one time, in the case of Parent and its Subsidiaries (other than those Subsidiaries that are CFCs), (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s and its Subsidiaries’ employees, and (iii) an aggregate amount of not more than $10,000,000 (calculated at the then current Exchange Rate) at any one time, in the case of Subsidiaries of Parent that are CFCs, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or one of its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments. Except as provided in Section 6.11(b)(i), (ii), and (iii), Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

(c) Permit any Indebtedness owed to any Loan Party, or any other such Investment held by any Loan Party, to be evidenced by a note or security (as such term is defined in Rule 3-16 of Regulation S-X under the Securities Act).

6.12. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of their respective Subsidiaries except for:

(a) transactions described on Schedule 6.12,

(b) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or any of its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(c) so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors in accordance with Applicable Law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,

(d) so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors in accordance with Applicable Law, the payment of reasonable compensation, severance or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business,

(e) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance,

(f) to the extent not otherwise prohibited by any provision of this Agreement, transactions: (i) between a U.S. Loan Party and another U.S. Loan Party, (ii) between a Foreign Loan Party and another Foreign Loan Party and (iii) between a non-Loan Party and another non-Loan Party,

(g) transfer pricing arrangements among the Loan Parties and their Subsidiaries,

(h) the transactions contemplated by the Ares Guarantee and Reimbursement Agreement, including termination of the letters of credit issued thereunder and the replacement thereof, and

(i) the transactions contemplated by the Stockholders’ Agreement and the Stockholders’ Registration Rights Agreement.

6.13. Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes to finance the general corporate purposes of the Loan Parties (including Permitted Intercompany Advances and other Permitted Investments).

6.14. Parent as Holding Company; Specified Subsidiaries.

(a) Permit Parent to incur any liabilities (other than liabilities arising under the Loan Documents and the Indenture Documents and any Refinancing Indebtedness in respect thereof), own or acquire any assets (i) the Stock of its Subsidiaries and (ii) cash and Cash Equivalents in Deposit Accounts or Securities Accounts subject to Control Agreements) or engage itself in any operations or business, except in connection with its ownership of the Stock of its Subsidiaries and its rights and obligations under the Loan Documents, or activities incidental to any of the foregoing.

(b) Permit any Specified Subsidiary to incur any liabilities, own or acquire any assets having a value in excess of $250,000 at any time or engage itself in any operations or business giving rise to revenues for such Specified Subsidiary in excess of $250,000 during any 12-month period.

6.15. Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Other than the Loan Documents and the Indenture Documents, enter into any agreement or document providing for or otherwise become subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries except for such encumbrances or restrictions existing under or by reason of (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (B) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (C) any Permitted Lien or any document or instrument governing or evidencing any Permitted Lien, so long as any such restriction relates only to the property subject to such Permitted Lien; (D) customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted under Section 6.4 pending the consummation of such sale; (E) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents or other Governing Documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person; (F) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (G) any instrument governing Permitted Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the property of any Person, other than the Person or the property of the Person so acquired; (H) in the case of any joint venture that is not a Loan Party in respect of any matters referred to in clauses (iii) and (iv) above, restrictions in such Person’s Governing Documents or pursuant to any joint venture agreement or equityholders agreements solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity; (I) negative pledges and restrictions on Liens in favor of any holder of Permitted Indebtedness, but solely to the extent any negative pledge expressly permits Liens for the benefit of Agent with respect to the Obligations on a senior basis without the requirement that such holders of such Permitted Indebtedness be secured by such Liens on an equal and ratable, or junior, basis; (J) any document or instrument governing or evidencing Permitted Purchase Money Indebtedness, so long as any such restriction contained therein relates only to the transfer of the asset or assets acquired, constructed, installed or improved with the proceeds of such Permitted Purchase Money Indebtedness, and (K) in addition to the foregoing clauses (A) through (J), any agreements that exist on the date hereof and are set forth on Schedule 4.19, and to the extent such agreements evidence or govern Permitted Indebtedness, any agreements governing any Refinancing Indebtedness in respect thereof, so long as the agreements governing such Refinancing Indebtedness do not expand the scope of the encumbrance or restriction.

6.16. Employee Benefit Plans.

(a) Adopt, establish, commence contributions to or incur any liability with respect to (i) any Multiemployer Plan; (ii) any Benefit Plan; or (iii) except as required by IRC Section 4980B or other Applicable Law, or except to the extent that the present value of the aggregate obligations under all such Plans thereunder does not exceed $1,000,000 (as determined under GAAP or, with respect to any Loan Party or Subsidiary thereof that is organized under the laws of a country other than the United States, the equivalent of GAAP in such country), any Plan that provides health or other welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its Subsidiaries.

(b)(i) fail to make a required contribution to or payment under any International Plan or Employee Benefit and Savings Plan when due; or (ii) except as required by Applicable Law, establish any new International Plan or Employee Benefit and Savings Plan or make any material amendment to an existing International Plan or Employee Benefit and Savings Plan, except to the extent that such failure, such new International Plan or Employee Benefit and Savings Plan or such amendment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

SECTION 7. FINANCIAL COVENANTS.

7.1. Fixed Charge Coverage Ratio. Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Parent and its Subsidiaries will have a Fixed Charge Coverage Ratio, measured on a trailing four fiscal quarter basis, (a) as of the end of the fiscal quarter ended immediately preceding the date on which any Financial Covenant Period commences, and (b) as of the end of each fiscal quarter during which any Financial Covenant Period was in effect, in each case, of at least 1.1:1.0.

SECTION 8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. If any Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations; provided, however, if an Overadvance results from a reserve implemented or increased pursuant to Section 2.1(c), such event shall not constitute an Event of Default if such Overadvance is repaid within 2 Business Days after the U.S. Administrative Borrower receives written notice of such Overadvance;

8.2. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.3 (solely if a Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if a Loan Party refuses to allow Agent or its representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss any Loan Party’s affairs, finances, and accounts with officers and employees of any Loan Party), 5.10, 5.11 or 5.17 of this Agreement, (ii) Sections 6.1 through 6.14 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, or 5.14 of this Agreement and such failure continues for a period of 3 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of a Borrower or (ii) the date on which written notice thereof is given to any Administrative Borrower by Agent;

(c) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if a Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.12, 5.13 and 5.15 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Borrower or (ii) the date on which written notice thereof is given to any Administrative Borrower by Agent; or

(d) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Borrower or (ii) the date on which written notice thereof is given to any Administrative Borrower by Agent;

8.3. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated or bonded pending appeal or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to or fails to contest the institution of such Insolvency Proceeding against it or otherwise takes any action in furtherance thereof, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) such Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof or a court shall enter a decree or order granting any relief sought in such Insolvency Proceeding, (d) an interim trustee, receiver, liquidator or similar or analogous official is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. If a Loan Party or any of its Subsidiaries (other than a Specified Subsidiary) is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole;

8.7. If there is a default in one or more agreements (other than the Indenture Documents) to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.8. If any warranty, representation, certificate, written statement, or written Record made by or on behalf of any Loan Party or any of its Subsidiaries herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9. If the obligation of any Guarantor under its Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms thereof or of this Agreement), or is illegal, invalid or unenforceable in the jurisdiction in which it was issued;

8.10. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) as the result of an action or failure to act on the part of Agent or (c) as to Collateral with a book value of less than $100,000; or

8.11. The validity or enforceability of any Loan Document (other than any Bank Product Agreement) shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

8.12. If (a) there shall occur and be continuing any “Event of Default” (or any comparable term) by any Loan Party or Subsidiary thereof under, and as defined in any Indenture Document or any documents or agreements governing or giving rise to any Indebtedness of a Loan Party which is subject to a subordination agreement in favor of Agent, (b) any of the Obligations for any reason shall cease to be “Permitted Indebtedness” (or any comparable term) under, and as defined in any Indenture Document or any documents or agreements governing or giving rise to any Indebtedness of a Loan Party which is subject to a subordination agreement in favor of Agent, (c) any event shall occur which enables any holder of Indebtedness under the Indenture Documents or any Indebtedness of a Loan Party which is subject to a subordination agreement in favor of Agent to request or require any mandatory redemption, repurchase or other prepayment with respect thereto, (d) any Person party to or otherwise bound by the terms of the Intercreditor Agreement or any subordination agreement in favor of Agent with respect to any Indebtedness of any Loan Party (other than Agent, any Lender or Bank Product Provider) shall fail to perform or comply with any of the provisions of the Intercreditor Agreement or such subordination agreement, or (e) the Intercreditor Agreement or any subordination agreement in favor of Agent with respect to any Indebtedness of any Loan Party shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any Person party to or otherwise bound by the terms of the Intercreditor Agreement or such subordination agreement (other than Agent, any Lender or Bank Product Provider).

SECTION 9. RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in each case by written notice to Administrative Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by Applicable Law, do any one or more of the following on behalf of the Lender Group:

(a) declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and

(b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.

9.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

SECTION 10. WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that, unless otherwise prohibited by Applicable Law: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Borrowers.

10.3. Indemnification. The Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses (other than taxes which are excluded under Section 16) actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that, subject to Section 17.10, except to the extent provided in the definition of Lender Group Expenses, the Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFF) incurred in advising, structuring, drafting, reviewing or administering the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s, the Loan Parties’ and their respective Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or Subsidiary thereof or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or Subsidiary thereof (each and all of the foregoing, the “Indemnified Liabilities”); provided, however, in no event shall any Foreign Borrower be deemed to be a guarantor of, surety in respect of or otherwise liable, directly or indirectly, for the payment of any U.S. Obligations. The foregoing to the contrary notwithstanding, the Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrowers with respect thereto; provided, however, in no event shall any Foreign Borrower be deemed to be a guarantor of, surety in respect of or otherwise liable, directly or indirectly, for the payment of any U.S. Obligations. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10.4. Waiver. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Agent, each Lender and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, special, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	STREAM INTERNATIONAL, INC.
20 William Street, Suite 310
Wellesley, MA 02481
Attn: Sheila Flaherty
Fax No. (617) 249-0946

With copies (which shall not constitute notice) to:	PROSKAUER ROSE LLP 2049 Century Park East, Suite 3200 Los Angeles, CA 90067-3206
Attn: Neil Cummings, Esq.
Fax No.: (310) 557-2193

If to Agent:	WELLS FARGO FOOTHILL, LLC
One Boston Plaza
Boston, MA 02108
Attn: Business Finance Division Manager
Fax No.: (617) 523-5839

With copies (which shall not constitute notice) to:	BINGHAM MCCUTCHEN LLP 399 Park Avenue New York, NY 10022
Attn: Katherine G. Weinstein, Esq.
Fax No.: (212) 702-3691

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to each other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail (via certified first-class mail, postage prepaid, return receipt requested); provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

SECTION 12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW

YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF; PROVIDED THAT TO THE EXTENT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CREATES AN OBLIGATION ON ANY DUTCH BORROWER TO GRANT SECURITY OVER ITS RECEIVABLES, INCLUDING BANK ACCOUNTS AND INTERCOMPANY RECEIVABLES, SUCH OBLIGATION WILL BE DEEMED TO BE GOVERNED BY THE LAWS OF THE NETHERLANDS.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) EACH OF PARENT, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) With the prior written consent of U.S. Administrative Borrower, which consent of U.S. Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if a Default or an Event of Default has occurred and is continuing, and (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $3,000,000 (except such minimum amount shall not apply to (x) an assignment by any Lender to any other Lender or an Affiliate of any Lender or (y) a concurrent assignment to a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $3,000,000); provided, however, that the Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to U.S. Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to U.S. Administrative Borrower and Agent an Assignment and

Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to U.S. Administrative Borrower) that it has received an executed Assignment and Acceptance (including the signature of the U.S. Administrative Borrower, to the extent its consent is required) and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Sections 10.3 and 17.10) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder (except to the extent expressly provided otherwise in this Agreement) shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating (other than a waiver of default interest), (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) reduce the amount or extend the due dates of scheduled principal repayments or prepayments or premiums, if any, and (v) all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, the Borrowers, the Collections of any Loan Party, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9 or other confidentiality provisions at least as restrictive as those set forth in Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.

(h) Agent (as a non-fiduciary agent on behalf of the Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Commitment held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Commitment to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), the Borrowers, Agent and the Lenders shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its

Commitment to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of the Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of the Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and the stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by the Borrowers from time to time as Administrative Borrower may reasonably request.

(k) Notwithstanding anything herein to the contrary, other than in the case of an assignment to an existing Lender, the amount of any assignment with respect to Obligations of each Dutch Borrower shall, at the time of such assignment, be at least equal to the Dollar Equivalent (or equivalent in any other applicable currency) of EUR 50,000.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower or either Administrative Borrower is required in connection with any such assignment.

SECTION 14. AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Agent’s Fee Letter), and no consent with respect to any departure by any Loan Party or Subsidiary thereof therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and the Loan Parties that are party thereto, do (or have the direct effect of doing) any of the following:

(i) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(ii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)),

(iii) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(iv) other than as permitted by Section 15.11 or in any other Loan Document, release Agent’s Lien in and to all or substantially all of the Collateral or all or substantially all of the Guarantors from their respective Guaranties,

(v) change the definition of Required Lenders or Pro Rata Share,

(vi) except as provided in the Intercreditor Agreement, or in the last sentence of Section 15.11(a), contractually subordinate any of Agent’s Liens,

(vii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,

(viii) amend any of the provisions of Sections 2.4(b)(i) or 2.4(b)(ii), or

(ix) amend Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee.

(b) No amendment, waiver, modification, or consent shall increase the amount of or extend the expiration date of any Commitment of any Lender without such Lender’s written consent.

(c) No amendment, waiver, modification, or consent shall amend, modify, or waive the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Foreign Accounts and Eligible U.S. Accounts) that are used in such definition to the extent that any such change results in more credit being made available to the Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c), without the written consent of Agent, the U.S. Administrative Borrower and the Required Lenders; provided, however, that no amendment, waiver, modification, or consent shall amend, modify, or waive the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Foreign Accounts and Eligible U.S. Accounts) that are used in such definition to the extent that any such change results in the inclusion in the Borrowing Base of any Accounts of any entity organized under the laws of any country other than the United States, the Netherlands, Canada, the Philippines or the United Kingdom, or to include as a Borrower under this Agreement any Person organized under the laws of any country other than the United States, the Netherlands, Canada or the Philippines, without the written consent of Agent, the U.S. Administrative Borrower and each Lender.

(d) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Agent’s Fee Letter, without the written consent of Agent and U.S. Administrative Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, U.S. Administrative Borrower, and the Required Lenders.

(e) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, U.S. Administrative Borrower, and the Required Lenders.

(f) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, U.S. Administrative Borrower, and the Required Lenders.

(g) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not directly affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Borrower.

(h) Anything in this Section 11 to the contrary notwithstanding, Agent and the Borrowers may (without the consent of any Lender) amend or supplement this Agreement to cure any ambiguity, defect or inconsistency or to make a modification of a minor, consistency or technical nature or to correct a manifest error so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of any Lender directly adversely affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not such greater number of the Lenders as may be required by Section 14.1 or (ii) any Lender makes a claim for compensation under Section 16, then the Loan Parties or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Letters of Credit) without any premium or penalty of any kind whatsoever. If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by the Loan Parties and their respective Subsidiaries of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

SECTION 15. AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender (and each Bank Product Provider) hereby designates and appoints (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to designate and appoint) WFF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to have irrevocably authorized and directed) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, the Lenders and Bank Product Providers agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of the Loan Parties, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of the Loan Parties as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of the Loan Parties, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Loan Parties and their respective Subsidiaries, the Obligations, the Collateral, the Collections of the Loan Parties, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate thereof, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or Subsidiary thereof or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of the Loan Parties and their respective Subsidiaries.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with 8.12; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons or Arranger-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party, or any Subsidiary or Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person or Arranger-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person or Arranger-Related

Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person or Arranger-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Loan Parties or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons or any of the Arranger-Related Persons. Each Lender acknowledges (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came in to Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Borrower or other Loan Party is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of the Loan Parties received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Borrowers or any other Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of any Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and U.S. Administrative Borrower (unless such notice is waived by U.S. Administrative Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of U.S. Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and U.S. Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of U.S. Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. The parties hereto acknowledge and agree that, for purposes of the Dutch Security Agreements, any resignation by Agent is not effective until its contractual relationship under the Parallel Debt Foreign and the Parallel Debt U.S., including all of its rights and obligations thereunder, is transferred to a successor Agent. Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debt Foreign and the Parallel Debt U.S. to the successor Agent and will reasonably cooperate in transferring all rights under the Dutch Security Agreements to the successor Agent.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment in full by the Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the applicable Loan Party certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Parent nor any of its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased to a Loan Party or Subsidiary thereof under a lease that has expired or is terminated in a transaction permitted under this Agreement or (v) in accordance with the provisions of the Intercreditor Agreement. The Lenders hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether judicial action or otherwise) in accordance with Applicable Law; provided, that, in respect of any such sale or foreclosure of Collateral situated in Canada pursuant to which the Agent (either directly or through one or more acquisition vehicles) would acquire any right, title or other interest (other than the Lien of the Agent under the Canadian Security Agreement) in any such Collateral on behalf of or for the benefit of any Lender, the Agent shall provide each Lender with no less than 30 days prior written notice of such sale or foreclosure (it being understood and agreed that the foregoing proviso is solely for the benefit of the Lenders and not for the benefit of any Loan Party). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or an Administrative Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by such Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) As among the Agent, the Lenders and the Bank Product Providers, Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by any Loan Party or Subsidiary thereof or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or Subsidiary thereof or any deposit accounts of any Loan Party or Subsidiary thereof now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or Subsidiary thereof or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment; provided, further, that this Section 15.12 shall not apply to any payment (x) obtained by a Lender as consideration for the assignment or sale of a participation in all or a portion of the Obligations, its Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents to any Assignee or Participant or (y) which, pursuant to the express terms of this Agreement or any of the other Loan Documents, are payable solely to Agent, Swing Lender or any other member of the Lender Group. Notwithstanding anything to the contrary in this Section 15.12(b), in no event shall any Foreign Borrower be deemed to be a guarantor of, surety in respect of or otherwise liable, directly or indirectly, for the payment of any U.S. Obligations pursuant to this Section 15.12(b).

15.13. Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code, or similar or analogous provisions of the PPSA, can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium (if any), fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to authorize and direct) Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by its acceptance of the benefits of the Loan Documents, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9,

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent or such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender, and

(f) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each Loan Document executed by a Loan Party pursuant to Sections 3.7, 3.8 or 3.9.

In addition to the foregoing: (x) subject to Section 17.9, any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or any of its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of the applicable Person the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Person, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

SECTION 16. WITHHOLDING TAXES.

(a) All payments made by or on behalf of any Loan Party hereunder or under any note or other Loan Document, including any amount paid pursuant to this Section 16(a), will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required on any payment hereunder or under any other Loan Document, the Loan Parties shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed or otherwise required to be deducted or withheld, (i) the Loan Parties shall notify Agent of such requirement as soon as the applicable Loan Party becomes aware of it, (ii) the Loan Parties shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on Agent or any Lender or Participant, as the case may be) on behalf of and in the name of such Agent or such Lender or Participant, (iii) the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that after the making of that deduction, withholding or payment, such Agent or Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; provided, however, that the Loan Parties shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s or Participant’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). The Loan Parties will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to Applicable Law, certified copies of tax receipts evidencing such payment by the Loan Parties.

(b) The Loan Parties agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document. The Loan Parties hereby indemnify Agent and each Lender or Participant for the full amount of any tax payable by the Loan Parties pursuant to this Section 16(b) that is paid by Agent or such Lender or Participant and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent and the U.S. Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation and the U.S. Administrative Borrower) one of the following before receiving its first payment under this Agreement or, in the case of an Assignee, prior to the time at which such Person becomes an Assignee (and at any other time reasonably requested by Agent or U.S. Administrative Borrower):

(i) if such Lender or Participant is entitled to claim a full or partial exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Loan Party (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Loan Party within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim a full or partial exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and U.S. Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent and the Foreign Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) as soon as practicable (before receiving its first payment under this Agreement, if possible under Applicable Law, and, if not, promptly after such form or forms are received, it being understood that this Section 16(d) shall not be considered breached during any period for which the Lender or Participant, as applicable, has taken all commercially reasonable steps to perfect any available exemption and to receive such form or forms from the applicable Governmental Authority) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax and reasonably requested by the Foreign Administrative Borrower, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any confidential information (including without limitation, its tax returns) or other information that such Lender or Participant is not legally able to deliver. Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Foreign Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or Section 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or Section 16(d), if applicable. The Loan Parties agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided, however, that a Participant shall not be entitled to any additional amounts pursuant to this Section 16 in excess of the amounts to which the Lender granting such participation would have been entitled.

(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or Section 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h) If Agent or a Lender or Participant determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to U.S. Administrative Borrower, for the benefit of the applicable Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses incurred in connection with such refund of Agent or such Lender or Participant and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender or Participant, agree to repay the amount so paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent, such Lender or such Participant hereunder) to Agent or such Lender or Participant in the event Agent or such Lender or Participant is required to repay such refund to such Governmental Authority. Notwithstanding anything in Credit Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender or Participant to make available its tax returns (or any other information which it deems confidential) to any Loan Party or any other Person.

(i) If a Loan Party determines in good faith that a reasonable basis exists for contesting a Tax imposed on the payments made pursuant to this Agreement or under the other Loan Documents, the applicable Lender or Participant shall cooperate with such Loan Party in challenging such Tax if requested by such Loan Party in writing; provided, however, that such Lender or Participant shall not be required to incur any expense or to take any action in connection with the foregoing which, in the sole discretion of such Lender or Participant, would cause such Lender or Participant or its applicable lending office to suffer any economic, legal or regulatory disadvantage.

SECTION 17. GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by the Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Provider and, by virtue of providing a Bank Product, each Bank Product Provider shall be automatically deemed to have appointed Agent as its agent; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are owing to any Bank Product Provider unless such Bank Product Provider has provided written notification to Agent of the amount that is owing to it and such notification is received by Agent a reasonable period of time prior to the making of such distribution.

17.6. Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Any member of the Lender Group or their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their respective stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Party, on the one hand, and each Loan Party, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility or duty in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise such Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to such Loan Party except the obligations expressly set forth in the Loan Documents, (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of such Loan Party, its management, stockholders, creditors or any other Person and (iii) there is no agency or joint venture relationship between any Lender Party, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

17.7. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrowers or any other Loan Party or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state, provincial or federal law of any jurisdiction relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of the Borrowers and the other Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group in connection with the transactions contemplated by or referenced in this Agreement or the other Loan Documents (“Lender Group Representatives”), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this

Section 17.9 or other confidentiality provisions at least as restrictive as those set forth in this Section 17.9, (iii) as may be required by regulatory authorities, governmental agencies or NAIC or any representative thereof so long as such authorities, agencies, NAIC or such representative are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that, (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Loan Parties with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Loan Parties pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by the applicable Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that, (x) prior to any disclosure under this clause (v) the disclosing party agrees to provide the Loan Parties with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Loan Parties pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (vii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement and any direct or indirect contractual counterparties that are Lenders or affiliates of Lenders to any swap or derivative transaction entered into in connection with the transactions contemplated by the Loan Documents relating to any Loan Party or its obligations under the Loan Documents, provided that any such assignee, participant, pledge or swap counterparty shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.9 or other confidentiality provisions at least as restrictive as those set forth in this Section 17.9, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than the Loan Parties, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide the Loan Parties with prior notice thereof, and (ix) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10. Lender Group Expenses. The Borrowers agree to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agree that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act or the PCTFA hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act and the PCTFA, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act and the PCTFA.

17.12. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13. Administrative Borrowers.

(a) Each U.S. Borrower hereby irrevocably appoints Stream International as the borrowing agent and attorney-in-fact for all U.S. Borrowers (the “U.S. Administrative Borrower”), which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each U.S. Borrower that such appointment has been revoked and that another U.S. Borrower has been appointed U.S. Administrative Borrower. Each U.S. Borrower hereby irrevocably appoints and authorizes the U.S. Administrative Borrower (i) to provide Agent with all notices with respect to U.S. Advances and U.S. Letters of Credit obtained for the benefit of any U.S. Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the U.S. Administrative Borrower deems appropriate on its behalf to obtain U.S. Advances and U.S. Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of U.S. Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to U.S. Borrowers in order to utilize the collective borrowing powers of U.S. Borrowers in the most efficient and economical manner and at their request, and that the Lender Group shall not incur liability to any U.S. Borrower as a result thereof. Each U.S. Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any U.S. Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of U.S. Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the U.S. Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that U.S. Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

(b) Each Foreign Borrower hereby irrevocably appoints SGS BV as the borrowing agent and attorney-in-fact for all Foreign Borrowers (the “Foreign Administrative Borrower” and together with the U.S. Administrative Borrower, the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Foreign Borrower that such appointment has been revoked and that another Foreign Borrower has been appointed Foreign Administrative Borrower. Each Foreign Borrower hereby irrevocably appoints and authorizes the Foreign Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Foreign Administrative Borrower deems appropriate on its behalf to obtain Foreign Advances and Foreign Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Foreign Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Foreign Borrowers in order to utilize the collective borrowing powers of Foreign Borrowers in the most efficient and economical manner and at their request, and that the Lender Group shall not incur liability to any Foreign Borrower as a result thereof. Each Foreign Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Foreign Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Foreign Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Foreign Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Foreign Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Foreign Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Foreign Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this

Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14. Determinations; Judgment Currency.

(a) This is an international financial transaction in which the specification of a currency and payment in New York City is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Agent’s Account in immediately available funds. To the fullest extent permitted by Applicable Law, the Obligations of Borrowers to Agent and the Lenders under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in any other manner than to the Agent’s Account to the extent that the amount so paid after conversion under this Agreement and transfer to the Agent’s Account does not yield the amount of Dollars in New York City due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining or enforcing judgment against Borrowers in any court in any jurisdiction in connection with this Agreement or any Loan Document, it becomes necessary to convert into any other currency (such other currency being referred to as the “Judgment Currency”) an amount due under this Agreement or any Loan Document in Dollars other than Judgment Currency, the conversion shall be made at the Exchange Rate on the Business Day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that would give effect to such conversion being made on such date, or (b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 17.14 being hereinafter referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection (a) above, there is a change in the Exchange Rate between the Judgment Conversion Date and the date of actual receipt for value of the amount due, Borrowers shall pay such additional amount (if any and in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c) Any amount due from Borrowers under this Section 17.14 shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any Loan Document.

(d) All costs, fees, expenses or losses of Agent or any other member of the Lender Group associated with any currency exchange transaction consummated in connection with the transactions contemplated hereunder shall constitute Obligations and shall be immediately payable on demand, subject to Section 2.14, by (i) the Foreign Borrowers with respect to any such Obligations that are Foreign Obligations and (ii) the U.S. Borrowers with respect to any such Obligations (whether constituting U.S. Obligations or Foreign Obligations).

17.15. Intercreditor Agreement. Reference is made to that certain Lien Subordination and Intercreditor Agreement, dated as of October 1, 2009, among Agent, as “ABL Agent,” the Collateral Trustee, as “Noteholder Collateral Trustee,” Parent and the Subsidiaries of Parent named therein (the “Intercreditor Agreement”). Each Lender (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as “ABL Agent” on behalf of such Lender. The foregoing provisions are intended as an inducement to the holders of Senior Secured Notes to acquire the Senior Secured Notes and such holders of such Senior Secured Notes are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement. In the event of a conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control.

17.16. Canada – Joint and Several Liability. Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then Stream Canada’s Foreign Obligations, to the extent such Foreign Obligations are secured, only shall be several obligations of Stream Canada and not joint or joint and several obligations.

17.17. Limitations Act, 2002 (Ontario). Each of the parties hereto agree that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario), as amended from time to time, or any other Applicable Law limiting the time for which an action may be commenced shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Loan Party provided for in any Loan Document to which it is a party in respect thereof, in each case to fullest extent permitted by such Act or Applicable Law.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT / U.S. BORROWER:

STREAM GLOBAL SERVICES, INC., a Delaware corporation

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President, CEO and Acting Chief Financial Officer

Signature Page to Credit Agreement

U.S. BORROWERS: STREAM HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President, CEO and Chief Financial Officer

Signature Page to Credit Agreement

STREAM INTERNATIONAL INC., a Delaware corporation

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President, CEO and Chief Financial Officer

Signature Page to Credit Agreement

STREAM NEW YORK INC., a Delaware corporation

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President, CEO and Chief Financial Officer

Signature Page to Credit Agreement

ETELECARE GLOBAL SOLUTIONS-US, INC., a Delaware corporation

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

ETELECARE GLOBAL SOLUTIONS-AZ, INC., an Arizona corporation

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

STREAM INTERNATIONAL EUROPE B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	Managing Director

Signature Page to Credit Agreement

FOREIGN BORROWERS:

SGS NETHERLANDS INVESTMENT CORPORATION B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	Managing Director

By:	/s/ Sheila M. Flaherty
Name:	Sheila M. Flaherty
Title:	Managing Director

Signature Page to Credit Agreement

STREAM INTERNATIONAL SERVICE EUROPE B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	Managing Director

Signature Page to Credit Agreement

STREAM INTERNATIONAL CANADA INC., an Ontario corporation

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

Signature Page to Credit Agreement

LENDER / AGENT:

WELLS FARGO FOOTHILL, LLC., a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Todd R. Nakamoto
Name:	Todd R. Nakamoto
Title:	Senior Vice President

Signature Page to Credit Agreement

LENDERS:

GOLDMAN SACHS LENDING PARTNERS LLC, a Delaware limited liability company, as a Lender

By:	/s/ Teri Streusand
Authorized Signatory

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mark S. Gronich
Name:	Mark S. Gronich
Title:	Authorized Signatory

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
Name:	Subhalakshmi Ghosh-Kohli
Title:	Authorized Signatory

Signature Page to Credit Agreement

SCHEDULE 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement, or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or any of its Subsidiaries.

“Acquisition” means any transaction or series of related transactions to consummate (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of greater than 50% of the Stock of any other Person.

“Acquisition Agreement” means that certain Share Exchange Agreement, dated as of August 14, 2009, among Parent, EGS, EGS Dutchco B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands and NewBridge International Investment Ltd., a British Virgin Islands company.

“Acquisition Documents” means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.

“Activation Instruction” has the meaning specified therefor in Section 5.17(b) of the Agreement.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” means the U.S. Administrative Borrower or the Foreign Administrative Borrower, as applicable.

“Advances” means, collectively, the U.S. Advances and the Foreign Advances.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person; provided, further, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement, no Person that is a portfolio company of any direct or indirect shareholder of Parent shall be deemed an Affiliate of any Loan Party or Subsidiary thereof. For purposes of this definition,

“control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between the Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Agent’s Liens” means the Liens granted by the Loan Parties to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, or contract in question, including all applicable common law and equitable principles or rules; all provisions of all applicable state, provincial, territorial, federal, local and foreign constitutions, statutes, by-laws, rules, regulations and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“Application Event” means the occurrence of (a) a failure by any Borrower to repay all of the Obligations on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Ares Guarantee and Reimbursement Agreement” means that certain Guarantee and Reimbursement Agreement, dated as of March 2, 2009, among Parent, Stream Holdco, Stream Florida, Inc., Stream International, Stream NY and Ares Corporate Opportunities Fund II, L.P.

“Arrangers” has the meaning specified therefor in the preamble to the Agreement.

“Arranger-Related Persons” means the Arrangers, together with their respective Affiliates, officers, directors, employees, attorneys, and agents.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“AT&T” means AT&T Services, Inc. and its Affiliates.

“Authorized Person” means (a) with respect to U.S. Borrowers and matters relating thereto, any one of the individuals identified on Schedule A-2 as “U.S. Authorized Persons,” as such schedule is updated from time to time by written notice from the U.S. Administrative Borrower to Agent, and (b) with respect to Foreign Borrowers and matters relating thereto, any one of the individuals identified on Schedule A-2 as “Foreign Authorized Persons,” as such schedule is updated from time to time by written notice from the Foreign Administrative Borrower to Agent.

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“Availability” means, as of any date of determination, the net amount that the Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement.

“Average Daily Net Availability” shall mean, as of any date of determination, the average daily amount, calculated as of the close of business on each day, for the preceding quarter, of the lesser of (a) the amount by which the Borrowing Base exceeds the Revolver Usage and (b) the amount by which the Maximum Revolver Amount exceeds the Revolver Usage.

“Bank Product” means any financial accommodation extended to Parent or any of its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards (including so-called “procurement cards” or “P-cards”), (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or any of its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all obligations of Borrowers to reimburse an Underlying Issuer in respect of Underlying Letters of Credit, and (c) all amounts that Parent or any of its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or any of its Subsidiaries; provided, however, in order for any item described in clauses (a), (b), or (c) above to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement with respect to the applicable Bank Product within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, Agent shall have received a Bank Product Provider Letter Agreement with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or any of its Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Closing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under the Credit Agreement, within 10 days after the Closing Date or 10 days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under the Credit Agreement, as applicable.

“Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement with such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or any of its Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Closing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under the Credit Agreement, within 10 days after the Closing Date or 10 days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under the Credit Agreement, as applicable.

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“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, or otherwise in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Bank Products that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations) in respect of Bank Products then provided or outstanding that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by the applicable Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1/2%, (b) the Base LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Average Daily Net Availability; provided, however, that for the period from the Closing Date through the first day of the next quarter immediately following the Closing Date, the Base Rate Margin shall be at the margin in the row styled “Level I”:

Level	Average Daily Net Availability	Base Rate Margin
I	If greater than or equal to $66,666,667	2.75 percentage points
II	If less than $66,666,667, but greater than or equal to $33,333,333	3.00 percentage points
III	If less than $33,333,333	3.25 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Average Daily Net Availability, which will be calculated by Agent as of the end of each fiscal quarter. The Base Rate Margin shall be re-determined quarterly by Agent and any change to the Base Rate Margin based on the Average Daily Net Availability as of the end of any fiscal quarter shall be effective as of the first day of the immediately following fiscal quarter beginning with the fiscal quarter immediately following the Closing Date.

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“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Benefit Plan” means any “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, and including, without limitation, any plan subject to Section 412 of IRC or Section 302 or Title IV of ERISA; provided that such term shall not include any such plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time (or any successor statute).

“Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation and/or any committee thereof duly authorized to act on behalf of the board of directors, (b) with respect to a partnership, the board of directors of the general partner of such partnership and/or any committee of such board of directors duly authorized to act on behalf of such board of directors, (c) with respect to a limited liability company, the board of managers, managing member or members or any controlling committee of managing members thereof, (d) with respect to any other Person, the board or committee serving a similar function to any of the foregoing or otherwise having governing authority with respect to such Person.

“Borrower” has the meaning specified therefor in the preamble to the Agreement; provided, that, for all purposes under this Agreement and each other Loan Document, Stream Canada shall not be considered a Borrower under this Agreement or any other Loan Document until the Canadian Closing Date.

“Borrowing” means a borrowing hereunder consisting of either a U.S. Advance or a Foreign Advance, or both, made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, collectively, the U.S. Borrowing Base and the Foreign Borrowing Base.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1, as such form may be modified from time to time by Agent in its Permitted Discretion upon no less than 30 days prior notice to the U.S. Administrative Borrower.

“Borrowing Base Parties” means, collectively, the U.S. Borrowers and the Foreign Borrowing Base Parties.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York or the Commonwealth of Massachusetts, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“BV Collection Account” has the meaning specified therefor in Section 5.17(d) of the Agreement.

“BV Operations Account” has the meaning specified therefor in Section 5.17(d) of the Agreement.

“Canadian Agreements” means the Canadian Security Agreement, the Canadian Guarantee and the Canadian Intellectual Property Security Agreement.

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“Canadian Guarantee” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by Stream Canada in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in respect of the Foreign Obligations in form and substance reasonably satisfactory to Agent, as may be modified, supplement or otherwise amended from time to time.

“Canadian Intellectual Property Security Agreement” means an intellectual property security agreement security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Stream Canada to Agent, as may be modified, supplement or otherwise amended from time to time.

“Canadian Pension Plans” means any pension plan that is a “defined benefit plan” (as defined in section 2(1) of the Pension Benefits Standards Act, 1985 (Canada).

“Canadian Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Stream Canada to Agent, as may be modified, supplement or otherwise amended from time to time.

“Canadian Closing Date” has the meaning specified therefor in Section 3.8 of the Agreement.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP; provided, that, the following shall not constitute Capital Expenditures (a) the purchase of equipment to the extent that it is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds, (b) expenditures made during such period in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (i) insurance proceeds paid on account of the loss or damage to the assets being replaced, substituted, restored or repaired, or (ii) awards of compensation arising from the taxing of eminent domain or condemnation of the assets being replaced, (c) expenditures during such period with respect to which such Person or Subsidiary thereof (as applicable) has received, during such period, reimbursement therefor from a third party, (d) expenditures which are financed (other than with proceeds of Advances) and (e) Permitted Acquisitions.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any Lender or any other bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained in such Deposit Accounts with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the

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requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Dollars, (i) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (h) above, (j) currency other than Dollars held by Parent or any of its Subsidiaries from time to time in the ordinary course of business, (k) securities held in the ordinary course of business that were issued by or are directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which Parent or any of its Subsidiaries is conducting business having maturities of not more than one year from the date of acquisition, and (l) investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended from time to time (or any successor statute).

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) and any Subsidiary of a controlled foreign corporation.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than byway of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more of the Principals and their Related Parties, (b) the adoption of a plan relating to the liquidation or dissolution of Parent, (c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares, (d) the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors or (e) Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Parent outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); provided that a consolidation or merger that otherwise would constitute a Change of Control pursuant to this clause (e) shall not constitute a Change of Control if, after giving effect to such transaction, the Principals and their Related Parties (i) Beneficially Own more of the Voting Stock (measured by voting power rather than number of shares) of such surviving or transferee person than any other “person” (as defined above) and (ii) Beneficially Own at least 35% of the Voting Stock of such surviving or transferee person, measured by voting power rather than number of shares.

“Closing Date” means the date on which the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived and the Lenders have made the initial extension of credit under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

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“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Trustee” means Wilmington Trust FSB, in its capacity as collateral trustee under the Indenture Documents, together with its successors and assigns in such capacity.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated EBITDA” means, with respect to Parent and its Subsidiaries on a consolidated basis and determined in accordance with GAAP, for any specified period, Consolidated Net Income for such period plus, without duplication:

(a) provision for taxes based on income or profits of Parent and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) to the extent that any of the following were deducted in computing such Consolidated Net Income (i) the consolidated interest expense of Parent and its Subsidiaries for such period, whether paid or accrued, including, without limitation and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedge Agreements, but excluding amortization of debt issuance costs, (ii) the consolidated interest expense of Parent and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by Parent or one of its Subsidiaries or secured by a Lien on assets of Parent or one of its Subsidiaries, whether or not such guarantee or Lien is called upon and (iv) the product of (A) all dividends, whether paid or accrued and whether or not in cash, on any series of Prohibited Preferred Stock or other preferred stock of Parent or any of its Subsidiaries, other than dividends on Stock payable solely in Stock of Parent (other than Prohibited Preferred Stock) or to Parent or a Subsidiary of Parent, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; plus

(c) the one-time charges incurred in connection with the transactions contemplated by the Acquisition Agreement, the Indenture Documents and the Loan Documents, including any one-time charges incurred in connection with the write-off of unamortized debt issuance costs relating to Indebtedness retired in connection with such transactions (collectively, “Transaction Costs”) for such period, to the extent that such Transaction Costs were deducted in computing such Consolidated Net Income; plus

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(d) depreciation, amortization (including amortization of intangibles and any non-cash charges for impairment of such intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenses or charges in any future period or amortization of a prepaid cash expense or charge that was paid in a prior period) of Parent and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(e)(i) customary fees and expenses of Parent and its Subsidiaries payable in connection with (A) the issuance of the Senior Secured Notes and the closing of the transactions contemplated by the Loan Documents, (B) any public or private sale either (1) of Stock of Parent by Parent (other than Prohibited Preferred Stock and other than to a Subsidiary of Parent) or (2) of Stock of a direct or indirect parent entity of Parent (other than to Parent or a Subsidiary of Parent) to the extent that the net proceeds therefrom are contributed to the common equity capital of Parent, (C) the incurrence, termination or repayment of, and legal and other administrative costs related to compliance with, Permitted Indebtedness or (D) any Permitted Acquisition, (ii) non-cash charges relating to the repricing or issuance of employee stock options (whether accruing at or subsequent to the time of such repricing or issuance), (iii) settlement costs and related legal expenses in connection with litigation and disputes settled prior to June 30, 2009 and (iv) non-cash restructuring charges and up to an aggregate of $20,000,000 of cash restructuring charges since the Closing Date (provided that no more than $10,000,000 of such cash restructuring charges may be added to Consolidated Net Income in the calculation of Consolidated EBITDA pursuant to this clause (e)(iv) in any four-quarter period), in each case to the extent that such items were deducted in computing such Consolidated Net Income, plus

(f) any charges under FAS 141(R) related to a business combination, minus

(g) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Parent will be added to Consolidated Net Income to compute Consolidated EBITDA of Parent only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to Parent and its Subsidiaries on a consolidated basis, for any specified period, the aggregate of the net income (loss) of Parent and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(a) all extraordinary gains and losses and all gains and losses realized in connection with any asset sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(b) the net income of any Subsidiary that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to Parent or a Subsidiary of Parent;

(c) the net income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or,

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directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(d) the cumulative effect of a non-cash change in accounting principles will be excluded;

(e) non-cash gains and losses attributable to movement in the mark-to-market valuation of obligations under Hedge Agreements pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(f) non-cash charges relating to employee benefit or management compensation plans of Parent or any Subsidiary thereof or any non-cash compensation charge arising from any grant of Stock, Stock options or other equity-based awards for the benefit of the members of the Board of Directors of Parent or employees of Parent and its Subsidiaries shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(g) any goodwill impairment charges shall be excluded; and

(h) non-cash gains and losses resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the transactions contemplated by the Acquisition Documents will be excluded.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Parent who (a) was a member of such Board of Directors on the Closing Date, (b) was nominated for election or elected to such Board of Directors with the approval of the Principals or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (c) was nominated for election or elected to such Board of Directors by the Principals or their Related Parties.

“Control Agreement” means a control agreement (or other similar agreement with respect to any Securities Account or Deposit Account maintained outside the United States pursuant to which Agent is granted control of and access to, without any further consent of any Loan Party, such Securities Account or Deposit Account and the financial institution maintaining such Securities Account or Deposit Account provides certain waivers or subordinations of its Liens with respect to such Securities Account or Deposit Account), in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, the Collateral Trustee (to the extent applicable) and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account” has the meaning specified therefor in Section 5.17(a) of the Agreement.

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Controlled Account Bank” has the meaning specified therefor in Section 5.17(a) of the Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Daily Balance” means, as of any date of determination and with respect to any specified Obligation, the amount of such Obligation owed at the end of such day.

“DCC” has the meaning specified therefor in Section 2.15(a)(iv) of the Agreement.

“Deed of Disclosed Pledge of Bank Accounts” means each of (i) the deed of disclosed pledge of bank accounts between Stream BV and Agent dated as of the Closing Date and (ii) the deed of disclosed pledge of bank accounts among Stream Service BV, SGS BV and Agent dated on or about the Closing Date.

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“Deductible Amount” has the meaning specified therefor in Section 2.15(a)(vi) of the Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit, including the failure to make available to Agent amounts required pursuant to a Settlement or to make payment in connection with a Letter of Credit Disbursement) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Dell” means Dell Inc. and its Affiliates.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Foreign Designated Account or the U.S. Designated Account, as applicable.

“Designated Account Bank” means the Foreign Designated Account or the U.S. Designated Account, as applicable.

“Deteriorating Lender” means any Lender as to which Agent (a) has notice or knowledge that in the prior ninety (90) days, such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) has determined that such Lender is reasonably likely to be or become a Defaulting Lender.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of a prior period of duration selected by Agent in its Permitted Discretion (which period of duration shall not be less than 90 consecutive days), that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowing Base Parties’ Accounts during such period (but, in any event, only to the extent that such amounts are included in billings per clause (b) of this definition), by (b) Borrowing Base Parties’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts or Unbilled Eligible Accounts (as the case may be) by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Agent using the applicable Exchange Rate.

“Dollars” or “$” means United States dollars.

“Dutch Bank” has the meaning specified therefor in Section 5.17(b) of the Agreement.

“Dutch Borrower” means Stream BV, Stream Service BV, SGS BV and any other Person formed under the laws of the Netherlands which is or becomes a Borrower under the Agreement.

“Dutch Guaranty” means the guaranty agreement, dated the date hereof by Stream BV, Stream Service BV and SGS BV in favor of Agent.

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“Dutch Security Agreements” shall mean (i) each of the Deeds of Disclosed Pledge of Bank Accounts, (ii) the deed of pledge of receivables (undisclosed) between Stream BV and Agent, (iii) the deed of pledge of receivables (undisclosed) between Stream Service BV, SGS B.V. and Agent, (iv) the deed of pledge of movables between Stream BV and Agent, (v) the deed of pledge of movables between Stream Service BV, SGS BV and Agent, (vi) the deed of pledge of intercompany receivables between Stream BV and Agent, and (vii) the deed of pledge of intercompany receivables between Stream Service BV, SGS BV and Agent, in each case, dated on or about the Closing Date and including any additional pledge agreements and/or supplemental pledge agreements relating thereto.

“EGS” means EGS Corp., a Philippines corporation.

“Eligible Accounts” means, collectively, Eligible U.S. Accounts and Eligible Foreign Accounts.

“Eligible Foreign Accounts” means those Accounts created and owned by a Foreign Borrowing Base Party in the ordinary course of its business, that arise out of such Foreign Borrowing Base Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Foreign Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Foreign Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of the original invoice therefor,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Foreign Borrowing Base Party or an officer, director, employee or agent of any Foreign Borrowing Base Party or any Affiliate of any Foreign Borrowing Base Party,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars, Canadian dollars, British pounds, Euros or another currency reasonably acceptable to Agent if such currency is, within 2 Business Days after the date of receipt, converted into Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada or the country in which the applicable Foreign Borrowing Base Party is located or (ii) is not organized under the laws of the United States or Canada or any state or province thereof or the country in which the Foreign Borrowing Base Party is located or any state or province (or the equivalent) thereof; provided, however, the provisions of this clause (f) shall not result in such Accounts being deemed ineligible if (A) either (1) such Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (2) such Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent, (B) such Account Debtor’s direct or indirect parent entity (1) is an Account Debtor of a Borrowing Base Party, (2) maintains its chief executive office in the United States or Canada, (3) is organized under the laws of the United States, any state thereof or Canada or any province thereof and (4) has guaranteed or is otherwise liable for such Account Debtor’s

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payment of such Account, or (C) with respect to the Accounts of any Foreign Borrowing Base Party organized under the laws of the Netherlands, such Account Debtor is located in a member state of the European Community (other than Denmark) and either (1) the governing law and the jurisdiction clause set forth in the contract which gave rise to such Account is Netherlands law and the Dutch competent court, respectively or (2) Agent has received a legal opinion from counsel in the country in which such Account Debtor is located (which such counsel and such opinion shall be acceptable to Agent in its Permitted Discretion) that Agent has a perfected first priority security interest in such Account enforceable in the country in which such Account Debtor is located and/or such relevant country in which such Account Debtor is located would enforce a judgment against such Account Debtor which is obtained in the governing law jurisdiction set forth in the contract which gave rise to such Account,

(g) Accounts (i) with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency or other instrumentality thereof or corporation or company wholly-owned by any of the foregoing, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent or (ii) to which the Financial Administration Act (Canada) applies unless the applicable Foreign Borrowing Base Party has complied, to the satisfaction of Agent in its Permitted Discretion, with all requirements or proceedings applicable to assignments of such Accounts under such Act,

(h) Accounts with respect to which the Account Debtor is a creditor of any Borrowing Base Party, or, with respect to any Accounts owing to any other Borrowing Base Party, has, may have or has asserted or may assert, a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowing Base Parties exceed 10% (or, with respect to any Account Debtor having an investment grade credit rating, such percentage in excess of 10% as Agent may allow in its Permitted Discretion, it being understood and agreed that, as of the Closing Date, such percentage is 30% with respect to Dell, HP and AT&T), each such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates, of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Foreign Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Foreign Borrowing Base Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

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(n) Accounts of the Philippines Entities unless the applicable Account Debtors have agreed to fund all payments in respect thereof in Dollars to Deposit Accounts located in the United States that are subject to a Control Agreement,

(o) With respect to Accounts held by the Philippines Entities, Accounts where the sale or service is to an Account Debtor outside of the United States,

(p) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(q) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or

(r) Accounts evidenced by a judgment, instrument or chattel paper.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other person approved by Agent.

“Eligible U.S. Accounts” means those Accounts created and owned by a U.S. Borrower in the ordinary course of its business, that arise out of such U.S. Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, U.S. Eligible Accounts shall be calculated net of customer deposits and unapplied cash. U.S. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of the original invoice date therefor,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any U.S. Borrower or an officer, director, employee or agent of any U.S. Borrower or any Affiliate of any U.S. Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars, Canadian Dollars Euros or British Pounds,

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(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under the laws of the United States, any state thereof or Canada or any province thereof; provided, however, the provisions of this clause (f) shall not result in such Accounts being deemed ineligible if (A) either (1) such Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (2) such Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent, (B) such Account Debtor’s direct or indirect parent entity (1) is an Account Debtor of a Borrowing Base Party, (2) maintains its chief executive office in the United States or Canada, (3) is organized under the laws of the United States, any state thereof or Canada or any province thereof and (4) has guaranteed or is otherwise liable for such Account Debtor’s payment of such Account, or (C) with respect to the Accounts of any U.S. Borrower organized under the laws of the Netherlands, such Account Debtor is located in a member state of the European Community (other than Denmark) and either (1) the governing law and the jurisdiction clause set forth in the contract which gave rise to such Account is Netherlands law and the Dutch competent court, respectively or (2) Agent has received a legal opinion from counsel in the country in which such Account Debtor is located (which such counsel and such opinion shall be acceptable to Agent in its Permitted Discretion) that Agent has a perfected first priority security interest in such Account enforceable in the country in which such Account Debtor is located and/or such relevant country in which such Account Debtor is located would enforce a judgment against such Account Debtor which is obtained in the governing law jurisdiction set forth in the contract which gave rise to such Account,

(g) Accounts (i) with respect to which the Account Debtor is (A) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable U.S. Borrower has complied, to the satisfaction of Agent in its Permitted Discretion, with the Assignment of Claims Act, 31 USC §3727) or (B) any state of the United States or any department, agency or instrumentality of such state (exclusive, however, of Accounts with respect to which the applicable U.S. Borrower has complied with any comparable assignment of claims law in such state), (ii) to which the Financial Administration Act (Canada) applies unless the applicable U.S. Borrower has complied, to the satisfaction of Agent in its Permitted Discretion, with all requirements or proceedings applicable to assignments of such Accounts under such Act or (iii) with respect to which the Account Debtor is the government of any foreign country or sovereign state (other than Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency or other instrumentality thereof or corporation or company wholly-owned by any of the foregoing, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(h) Accounts with respect to which the Account Debtor is a creditor of any Borrowing Base Party, or, with respect to any Accounts owing to any other Borrowing Base Party, has, may have or has asserted or may assert, a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowing Base Parties exceed 10% (or, with respect to any Account Debtor having an investment grade credit rating, such percentage in excess of 10% as Agent may allow in its Permitted Discretion, it being understood and agreed that, as of the Closing Date, such percentage is 30% with respect to Dell, HP and AT&T), each such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates, of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible U.S. Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

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(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any U.S. Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable U.S. Borrower of the subject contract for goods or services, or

(p) Accounts evidenced by a judgment, instrument or chattel paper.

“Employee Benefit and Savings Plans” has the meaning given to it in Section 4.24 of the Agreement.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, action, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party, involving a violation or alleged violation of Environmental Laws or involving releases of Hazardous Materials (a) from or in relation to any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, territorial, foreign, municipal or local statute, law, by-law, rule, regulation, ordinance, code or rule or principle of common law or equity now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative ruling or order, consent decree or judgment, in each case, to the extent binding on any Loan Party or Subsidiary thereof, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim, complaint, summons, citation, notice, directive, order, action, litigation, investigation, judicial or administrative proceeding, judgment or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities or otherwise arising under any Environmental Law.

“Equipment” means equipment (as that term is defined in the Code).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” with respect to a Loan Party or any of its Subsidiaries means any Person who is treated as a single employer together with such Loan Party or Subsidiary under IRC Section 414(b), 414(c), 414(m) or 414(o).

“eTelecare AZ” means eTelecare Global Solutions—AZ, Inc., an Arizona corporation.

“eTelecare Clark” means eTelecare Clark Services, Inc., a Philippines corporation.

“eTelecare Philippines” means eTelecare Global Solutions, Inc., a Philippines corporation.

“eTelecare US” means eTelecare Global Solutions—US, Inc., a Delaware corporation.

“Euro” or “EUR” means the single currency introduced in the third stage of economic and monetary union pursuant to the treaty establishing the European Union, as amended from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of the Borrowers and their respective Subsidiaries aged in excess of historical levels with respect thereto (to the extent not subject to a Permitted Protest) and all book overdrafts of the Borrowers and their respective Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in The Wall Street Journal (Eastern Edition) on the date of determination (which shall be a Business Day on which The Wall Street Journal (Eastern Edition) is published), expressed as the number of units of such other currency per one Dollar.

“Fee Letters” means the Agent’s Fee Letter and the Lenders’ Fee Letter.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Period” means a period which shall commence on any date (the “Commencement Date”) on which (a) Excess Availability is less than $20,000,000 as of such date, or (b) Excess Availability (as applied only to the U.S. Borrowers) is less than $10,000,000 as of such date and shall continue until the day on which (x) Excess Availability on each day during a period of 30 consecutive days after the Commencement Date has been greater than or equal to $20,000,000 and (y) Excess Availability (as applied only to the U.S. Borrowers) on each day during a period of 30 consecutive days after the Commencement Date has been greater than or equal to $10,000,000.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries on a consolidated basis for any period, the ratio of (i) Consolidated EBITDA for such period minus Capital Expenditures made

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(to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are paid or required to be paid during such period (other than the scheduled repayment of the Advances on the Maturity Date) and (c) all federal, state, and local income taxes accrued during such period.

“Foreign Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“Foreign Advances” has the meaning specified therefor in Section 2.1(a)(ii) of the Agreement.

“Foreign Borrowers” means, collectively, (a) SGS BV, (b) Stream Service BV and (c) on and after the Canadian Closing Date, Stream Canada, in each case together with their respective permitted successors and assigns and each, individually, a “Foreign Borrower”.

“Foreign Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the face amount of Eligible Foreign Accounts, less the amount, if any, of the Dilution Reserve in respect thereof, plus

(b) the lesser of:

(i) 70% of the face amount of Unbilled Eligible Foreign Accounts, less the amount, if any, of the Dilution Reserve in respect thereof, and

(ii) with respect to each Foreign Borrowing Base Party, the amount determined pursuant to clause (a) above with respect to the Eligible Foreign Accounts of such Foreign Borrowing Base Party, minus

(c) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves established by Agent in its Permitted Discretion under Section 2.1(c) of the Agreement with respect to the Foreign Borrowing Base.

“Foreign Borrowing Base Parties” means, collectively, (a) the Foreign Borrowers, (b) on and after the Philippines Closing Date, the Philippines Guarantors and (c) on and after the UK Closing Date, Stream UK.

“Foreign Designated Account” means the Deposit Account of Foreign Administrative Borrower identified on Schedule D-1.

“Foreign Designated Account Bank” has the meaning specified therefor on Schedule D-1.

“Foreign Guaranty” means, individually and collectively, the Canadian Guarantee, the UK Guaranty, the Philippines Guaranty and the Dutch Guaranty.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Letter of Credit” means an letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires, pursuant to a request by Foreign Administrative Borrower.

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“Foreign Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to the sum of (i) 105% of the then existing Foreign Letter of Credit Usage with respect to Letters of Credit denominated in Dollars and (ii) 115% of the remaining amount of Foreign Letter of Credit Usage, (b) causing the Foreign Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to the sum of (i) 105% of the then existing Foreign Letter of Credit Usage with respect to Letters of Credit denominated in Dollars and (ii) 115% of the remaining amount of Foreign Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Foreign Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Foreign Letters of Credit.

“Foreign Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Foreign Loan Party” means any Foreign Borrower and any Guarantor of the Foreign Obligations.

“Foreign Maximum Revolver Amount” means, as of any date of determination, the lesser of (a) $50,000,000, as such amount may be decreased pursuant to Section 2.4(c) of the Agreement and (b) the Maximum Revolver Amount less the U.S. Revolver Usage as of such date of determination.

“Foreign Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement or indemnification obligations with respect to Reimbursement Undertaking or with respect to Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations and obligations in respect of any guarantee of other Foreign Obligations), fees (including the fees provided for in the Fee Letters), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Foreign Borrower to the Lender Group, in each case, pursuant to, in connection with or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Foreign Borrower is required to pay or reimburse pursuant to or in connection with the Loan Documents (by law or otherwise), and (b) all Bank Product Obligations owing by a Foreign Borrower, in each case, other than the Parallel Debt Foreign. Any reference in the Agreement or in the Loan Documents to the Foreign Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Foreign Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Foreign Advances, plus (b) the amount of the Foreign Letter of Credit Usage.

“Foreign Security Agreement” means, individually and collectively, the Canadian Security Agreement, the Dutch Security Agreements, the UK Debenture, the UK Charge on Account and the Philippines Security Agreement.

“Funding Date” means the date on which a Borrowing occurs.

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“Funding Losses” has the meaning specified therefor in Section 2.12(b)(2) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any nation or government, any federal, state, provincial, local, territorial, municipal, other political subdivision thereof, or other governmental or administrative body, instrumentality, board, bureau, commission, department, ministry or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) with respect to the Obligations, each U.S. Borrower, (b) with respect to the Foreign Obligations, each Foreign Borrower, and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Sections 3.7, 3.9 or 5.11 of the Agreement, and “Guarantor” means any one of them; provided, that, for all purposes under the Agreement and each other Loan Document, (x) the Philippines Entities shall not be considered Guarantors under the Agreement or any other Loan Document until the Philippines Closing Date and (y) Stream UK shall not be considered a Guarantor under the Agreement or any other Loan Document until the UK Closing Date.

“Guaranty” means, collectively, (a) that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor (other than the Philippines Entities) in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent, (b) each Foreign Guaranty, (c) that certain general continuing guaranty, executed and delivered by each Philippines Entity pursuant to Section 3.7 of the Agreement, in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent and (d) each other guaranty provided to Agent for the benefit of the Lender Group and the Bank Product Providers with respect to any of the Obligations.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “wastes,” “toxic substances,” “contaminants,” “pollutants” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) lead paint, asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“HP” means Hewlett-Packard Company and its Affiliates.

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“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indenture” means the Indenture, dated as of October 1, 2009, by and among Parent, Parent’s Subsidiaries from time to time signatory thereto as “Guarantors”, Wells Fargo Bank, National Association, as trustee and the Collateral Trustee.

“Indenture Documents” means the Indenture, the Senior Secured Notes and all documents, agreements, instruments and certificates from time to time entered into in connection therewith, as the same may be amended, restated, replaced or refinanced (in whole or in part), subject to the terms of the Intercreditor Agreement.

“Insolvency Proceeding” means any case or proceeding (including the filing of any notice of intention, petition or application in respect thereof), procedure or steps consented to, taken or commenced by or against any Person in respect of such Person or any property of such Person under any provision of the Bankruptcy Code, the BIA, the CCAA, the Insolvency (Northern Ireland) Order 1989, the Insolvency Act 1986 (Northern Ireland), the Faillissementswet of the Netherlands, as amended from time to time, or under any other state, provincial, federal or foreign bankruptcy, insolvency or corporate rehabilitation law or similar law of any jurisdiction, including proceedings, procedures or steps for the appointment of a receiver, trustee or administrator, or to effect a composition of extension of time to pay its debts or any alteration or adjustment of any provision of its debts to obtain such or similar relief, or any other act constituting or amounting to, winding-up, dissolution or liquidation of that Person, admissions, judicial or otherwise of its inability to pay its debts as they fall due, suspensions of payments of any of its debts, commencement of negotiations with any of its creditors with a view to obtaining relief, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, stay, liquidation, receivership, compromise or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by each Loan Party, each of their respective Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” has the meaning specified therefor in Section 17.15 of the Agreement.

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“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) the Borrowers may not elect an Interest Period which will end after the Maturity Date.

“International Plan” means any defined benefit plan, as defined in Section 3(35) of ERISA, whether or not subject to ERISA, and each other benefit plan or arrangement for which a fund or pool of assets is required pursuant to the terms thereof or pursuant to Applicable Law, which any Loan Party or any Subsidiary of a Loan Party maintains, contributes to, has an obligation to contribute to or has any liability, whether actual or contingent, and which is maintained outside the United States or for persons substantially all of whom are nonresident aliens.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, provided that the amount of any Investment shall be reduced by the amount of all cash payments received with respect thereto, whether as principal, interest, dividends, repayments or otherwise.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFF or any other Lender that, at the request of a Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, includes the Issuing Lender, and shall include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement.

“Lender Group” means each of the Lenders (including the Issuing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent and its Subsidiary thereof under any of the Loan Documents that are paid, advanced, or incurred by any member of the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with any member of the Lender Group’s transactions with the Parent and its

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Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC and PPSA searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or any Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits or assessments, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by any member of the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or any Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by any member of the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or any member of the Lender Group’s relationship with the Loan Parties or any of their respective Subsidiaries, (h) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or Subsidiary thereof or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, partners, directors, employees, attorneys, and agents.

“Lenders’ Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among the U.S. Borrowers, Agent and the Lenders, in form and substance reasonably satisfactory to Agent.

“Letter of Credit” means a Foreign Letter of Credit or a U.S. Letter of Credit, as the context requires.

“Letter of Credit Collateralization” means either Foreign Letter of Credit Collateralization or U.S. Letter of Credit Collateralization.

“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

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“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Average Daily Net Availability; provided, however, that for the period from the Closing Date through the first day of the next quarter immediately following the Closing Date, the LIBOR Rate Margin shall be at the margin in the row styled “Level I”:

Level	Average Daily Net Availability	LIBOR Rate Margin
I	If greater than or equal to $66,666,667	3.75 percentage points
II	If less than $66,666,667, but greater than or equal to $33,333,333	4.00 percentage points
III	If less than $33,333,333	4.25 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Average Daily Net Availability, which will be calculated by Agent as of the end of each fiscal quarter. The LIBOR Rate Margin shall be re-determined quarterly by Agent and any change to the LIBOR Rate Margin based on the Average Daily Net Availability as of the end of any fiscal quarter shall be effective as of the first day of the immediately following fiscal quarter beginning with the fiscal quarter immediately following the Closing Date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, any lease or license, restrictions, development or other agreements, rights of way, easements, title defects and other adverse claims or interests, options to acquire and rights of first refusal, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Accounts” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Foreign Guaranty, the Foreign Security Agreements, the Canadian Agreements, the Fee Letters, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrowers in connection with the Agreement, and any other agreement or document entered into, now or in the future, by or at the request of any Loan Party or Subsidiary thereof and, or for the benefit of, Agent or any member of the Lender Group in connection with the Agreement (including, without limitation, the agreements and documents described on Schedules 3.7, 3.8 or 3.9).

“Loan Party” means any Borrower or any Guarantor.

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“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of any Loan Party’s and its Subsidiaries’ ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or Subsidiary thereof.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person is a party involving annual consideration payable to or by such Person of $20,000,000 or more (other than purchase orders in the ordinary course of the business of such Person and other than contracts that by their terms may be terminated by such Person in the ordinary course of its business upon less than 60 days notice without penalty or premium), (ii) each contract or agreement (or series of related contracts or agreements), other than the Loan Documents, governing or giving rise to Indebtedness (other than intercompany Indebtedness) of $5,000,000 or more, and (iii) all other commercial contracts or commercial agreements, the loss of which could reasonably be expected to result in a Material Adverse Change; provided that for purposes of this definition, in the case of any customer or commercial contract or agreement that constitutes a Material Contract, only the master contract or agreement and the exhibits thereto (and not any sub-contract, sub-agreement, statement of work or work order in respect thereof or related thereto which does not provide that it changes the terms of the master contract or agreement in a manner materially adverse to the interests of the Lenders (it being understood and agreed that ordinary course changes in the economic terms thereof are not materially adverse to the interests of the Lenders)) shall, except for purposes of calculating the amount of annual consideration payable to any Person, be deemed to constitute a Material Contract.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Revolver Amount” means $100,000,000, as such amount may be decreased from time to time pursuant to Section 2.4(c) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that is subject to Title I of ERISA.

“Obligations” means the U.S. Obligations and the Foreign Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Parallel Debt Foreign” has the meaning specified therefor in Section 2.15(a)(i) of the Agreement.

“Parallel Debt U.S.” has the meaning specified therefor in Section 2.15(b)(i) of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

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“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“PCTFA” has the meaning set forth in Section 4.18 of the Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or any of its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or any of its Subsidiaries as a result or such Acquisition other than Permitted Liens,

(c) Parent has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.1:1.0 as of the end of the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition; provided, however, compliance with the foregoing Fixed Charge Coverage Ratio test shall not be required with respect to any otherwise Permitted Acquisition with respect to which the aggregate purchase consideration payable in respect thereof does not exceed $10,000,000,

(d) Parent has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) the Borrowers shall have Excess Availability plus Qualified Cash in an amount equal to or greater than $50,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f) Administrative Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents

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must be reasonably acceptable to Agent for the purpose of confirming that the proposed Acquisition is, in fact, a Permitted Acquisition,

(g) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the businesses which Parent or any of its Subsidiaries are permitted to engage pursuant to Section 6.6 of the Agreement,

(h) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada, the Netherlands, the Philippines, the United Kingdom or any other jurisdiction acceptable to Agent in its Permitted Discretion, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, Canada, the Netherlands, the Philippines, the United Kingdom or any other jurisdiction acceptable to Agent in its Permitted Discretion,

(i) the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 and/or Section 5.12, as applicable, of the Agreement,

(j) the purchase consideration payable in respect of all Permitted Acquisitions (including deferred payment obligations but excluding that portion paid with cash proceeds of the issuance or sale of Stock of Parent which is not Prohibited Preferred Stock or proceeds of Permitted Indebtedness) shall not exceed $50,000,000 in the aggregate, and

(k) if the proposed Acquisition is of less than all of the Stock of another Person, Agent shall be reasonably satisfied that (i) the Loan Party acquiring such Person has the ability to control the activities of such Person and (ii) such Person can become a Loan Party under the Loan Documents and perform all of the obligations of a Loan Party.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or not used or useful in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and to the extent updated Borrowing Base Certificates have been provided to Agent which do not include such Accounts,

(g) any involuntary loss, damage or destruction of property,

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(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of any Loan Party or Subsidiary thereof in the ordinary course of business,

(j) the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent,

(k) the lapse of registered patents, trademarks and other intellectual property of a Loan Party or Subsidiary thereof to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(l) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(m) the making of a Permitted Investment,

(n) the Permitted Restructuring,

(o) dispositions of assets (including a division, business line or Stock) acquired by Parent or a Subsidiary thereof pursuant to a Permitted Acquisition (the “Subject Permitted Acquisition”), to the extent (i) such disposition is consummated within 12 months of the date such Permitted Acquisition was consummated, (ii) such disposition is to a Person that is not an Affiliate of Parent or any Subsidiary thereof and consummated on an arms-length basis, (iii) the consideration received in connection therewith is received in case and is at least equal to the fair market value thereof, (iv) the assets so disposed of are not material to the conduct of or economically desirable in connection with the business of Parent and its Subsidiaries, (v) the assets so disposed of are readily identifiable as assets acquired pursuant to such Subject Permitted Acquisition and (vi) upon the consummation of such disposition, the Borrowers deliver to Agent updated Borrowing Base Certificates reflecting such disposition,

(p) the termination of contracts, licenses, leases or subleases in the ordinary course of business to the extent that they are not economically desirable in the conduct of the Loan Parties’ business (taken as a whole) and so long as the termination thereof is not materially adverse to the interests of the Lenders, and

(q) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (p) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $20,000,000.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders’ Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Parent that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

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(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness under the Indenture Documents, in an aggregate principal amount not to exceed $250,000,000 and any Refinancing Indebtedness in respect thereof, to the extent subject to the Intercreditor Agreement;

(g) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(h) Indebtedness owed to any Person with respect to the financing of premiums for property, casualty, liability, or other insurance policy of Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(i) the incurrence by Parent or any of its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Parent’s or such Subsidiary’s operations and not for speculative purposes,

(j) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(k) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Stock of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(l) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(m) Indebtedness composing Permitted Investments that constitute Indebtedness,

(n) Indebtedness arising under or in connection with the Philippine Debt Documents so long as such Indebtedness is paid in full and all financing arrangements under such documents are terminated, pursuant to documentation satisfactory to Agent in its Permitted Discretion, within 5 Business Days after the Closing Date,

(o) unsecured Indebtedness and other obligations under the Ares Guarantee and Reimbursement Agreement, and

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(p) other unsecured Indebtedness not covered by clauses (a) through (o) above to the extent that (i) such Indebtedness is not incurred during the continuance of a Default or Event of Default and the incurrence thereof would not give rise to a Default or Event of Default, (ii) such Indebtedness has a maturity date that is at least one year after the Maturity Date and (iii) such Indebtedness is subject to a written subordination agreement in favor of, and in form and substance satisfactory to, Agent.

“Permitted Intercompany Advances” means (a) loans made by (i)(A) a U.S. Loan Party to another U.S. Loan Party (other than Parent), (B) a Foreign Loan Party to another Foreign Loan Party so long as the parties thereto are party to the Intercompany Subordination Agreement, or (C) a Foreign Loan Party to a U.S. Loan Party (other than Parent) so long as the parties thereto are party to the Intercompany Subordination Agreement, (ii) a non-Loan Party to another non-Loan Party, (iii) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (iv) a Loan Party to a non-Loan Party so long as (A) the principal amount of such loans does not exceed $5,000,000 outstanding at any one time, (B) no Event of Default has occurred and is continuing or would result therefrom, and (C) the Borrowers have Excess Availability plus Qualified Cash of $50,000,000 or greater immediately after giving effect to each such loan and (b) advances made by any Loan Party to a Subsidiary of a Loan Party against or in respect of transfer pricing payments.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent and do not exceed an aggregate amount of $2,500,000,

(k) Permitted Acquisitions,

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(l) Investments in the form of capital contributions and the acquisition of Stock made by (a)(i) a U.S. Loan Party in another U.S. Loan Party (other than Parent), (ii) a Foreign Loan Party in another Foreign Loan Party, (iii) a Foreign Loan Party in a U.S. Loan Party (other than Parent), (b) a non-Loan Party in another non-Loan Party, (c) a non-Loan Party in a Loan Party, and (d) a Loan Party in a non-Loan Party so long as (i) the aggregate amount of all such Investments plus the outstanding principal amount of any loans permitted under clause (c) of the definition of Permitted Intercompany Advances does not exceed $5,000,000 outstanding at any one time, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) the Borrowers have Excess Availability plus Qualified Cash of $50,000,000 or greater immediately after giving effect to each such loan,

(m) Investments in the form of Hedge Agreements that are permitted under the Agreement to the extent constituting an Investment,

(n) transactions permitted under Section 6.3 of the Agreement,

(o) repurchases of the Warrants so long as (i) the aggregate amount expended for all such repurchases does not exceed $10,000,000, (ii) Excess Availability plus Qualified Cash during each of the 120 days immediately prior to, and immediately after giving effect to, each such repurchase equals or exceeds $50,000,000, (iii) no Default or Event of Default exists immediately prior to, or would arise immediately after giving effect to, each such repurchase and (iv) on a pro forma basis after giving effect to each such repurchase, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.1:1.0 for the four fiscal quarter period ended immediately prior to such repurchase,

(p) Investments of any Person acquired pursuant to a Permitted Acquisition to the extent the terms of such Investments do not require the making of any further Investments by such Person or any Loan Party, and

(q) other Investments not to exceed $10,000,000 at any one time outstanding so long as (i) Excess Availability plus Qualified Cash during each of the 120 days immediately prior to, and immediately after giving effect to, the making of such Investment equals or exceeds $50,000,000, (ii) no Default or Event of Default exists immediately prior to, or would arise immediately after giving effect to, such Investment and (iii) on a pro forma basis after giving effect to the making of each such Investment, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.1:1.0 for the four fiscal quarter period ended immediately prior to the making of such Investment.

“Permitted Liens” means

(a) Liens held by Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2, provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

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(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, zoning restrictions, covenants, licenses, encroachments, protrusions, servitudes and other similar charges and encumbrances and minor title deficiencies that do not, in each case, materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff, retention or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business and, except to the extent such rights are required to be waived or subordinated under the terms of the Agreement or any other Loan Document, any rights of pledge, rights of setoff or retention pursuant to the Dutch general banking conditions (algemene bankvoorwaarden),

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) to the extent subject to the Intercreditor Agreement, the Liens of the Collateral Trustee (or its successor, assign, agent or designee) to secure the Indebtedness under the Indenture Documents and any Refinancing Indebtedness permitted to exist under the terms of the Agreement,

(r) the filing of UCC financing statements solely for notice purposes in connection with operating leases or consignment of goods,

(s) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon,

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(t) Liens on cash earnest money deposits in an amount not exceeding $1,000,000 at any one time, made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(u) Liens securing Indebtedness arising under or in connection with the Philippine Debt Documents so long as such Liens are terminated, pursuant to documentation satisfactory to Agent in its Permitted Discretion, within 5 Business Days after the Closing Date,

(v) so long as such filings do not evidence Liens which secure any obligations of any kind, the security interest notifications on file with the United States Patent and Trademark Office by Lehman Commercial Paper Inc. with respect to intellectual property of Stream International at Reel 010773, Frame 0056 and Reel 2070, Frame 0888, and

(w) other Liens which do not secure Indebtedness for borrowed money or reimbursement obligations with respect to letters of credit and as to which the aggregate amount of obligations secured thereby does not exceed $100,000;

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agent, the Lenders or the Bank Product Provider hereunder or arising under any of the other Loan Documents in favor of such Liens.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), rental payment or trade payable, provided that (a) a reserve with respect to such obligation is established on Parent’s or such Subsidiary’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or such Subsidiary, as applicable, in good faith, and (c) if, under Applicable Law, the failure to pay such amount could reasonably be expected to result in a Lien on the assets of Parent or such Subsidiary, Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $35,000,000.

“Permitted Restructuring” means any of the following (or a combination thereof): (a) the transfer or distribution of the Stock of any U.S. Subsidiary of EGS to any U.S. Loan Party, (ii) the merger or consolidation of any U.S. Subsidiary of EGS into or with another U.S. Subsidiary of EGS, (iii) the liquidation, dissolution or winding up of any U.S. Subsidiary of EGS so long as all assets of such U.S. Subsidiary are transferred to, and all Obligations of such U.S. Subsidiary are assumed by, any other U.S. Loan Party and (iv) the formations, transfers, mergers, distributions and other transactions completed to have the effect of the formation and/or restructuring of certain Subsidiaries of Parent as contemplated on Exhibit P-1 attached hereto.

“Person” or “Persons” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and Governmental Authorities.

“Philippine Debt Documents” means the Omnibus Agreement among EGS Acquisition Corp., Bank of the Philippine Islands, Bank of the Philippine Islands—Asset Management and Trust Group and EGS dated December 12, 2008, and the Pledge Supplement and Waiver of Loan Agreement among EGS Acquisition Corp., Bank of the Philippine Islands, Bank of the Philippine Islands—Asset Management and Trust Group and EGS dated January 22, 2009.

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“Philippines Closing Date” has the meaning specified therefor in Section 3.7 of the Agreement.

“Philippines Entities” means EGS, eTelecare Clark, and eTelecare Philippines.

“Philippines Guaranty” means the guaranty agreement made by each of the Philippines Entities in favor of Agent.

“Philippines Security Agreement” means the mortgage and assignment agreement made by each of the Philippines Entities in favor of Agent.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, other than a Multiemployer Plan, which any Loan Party or any of its Subsidiaries maintains, sponsors or contributes to, or with respect to which any Loan Party or any of its Subsidiaries has any liability, actual or contingent.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute), provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of Agent’s Lien in any Collateral of Stream Canada are governed by the personal property security laws or laws relating to movable property of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Principals” means (a) Ares Management LLC, a Delaware limited liability company, (b) Providence Equity Partners, a limited partnership, (c) Ayala Corporation, a Philippine corporation and (d) R. Scott Murray.

“Priority Payables” means (a) with respect to Stream Canada and any other Loan Party organized under the laws of Canada (if any) or whose Collateral is located in or originates from Canada (i) goods and services taxes collected and not yet remitted, (ii) sales taxes collected and not yet remitted, (iii) harmonized sales taxes collected and not yet remitted, (iv) accrued Quebec corporate income taxes not yet remitted, (v) accrued municipal/business/realty taxes not yet remitted, (vi) accrued employee income tax withholdings not yet remitted, (vii) accrued Quebec pension plan and Canada pension plan employer contributions and employee contribution withholdings not yet remitted, (viii) other withholding taxes not yet remitted, (ix) accrued workers’ compensation premiums not yet remitted, (x) amounts in respect of potential employee claims for wages, commissions, vacation pay and severance and termination pay, (xi) other accrued vacation pay not yet remitted, (xii) overdue rent under leases of real property (including warehouse space) and (xiii) amounts in respect of unpaid goods supplied within the preceding 30 days, (b) with respect to the Philippines Entities, one month’s payroll for such Person, and (c) with respect to Stream UK, the amount of payroll and employee holiday pay subject to “ring-fencing” requirements under the Insolvency (Northern Ireland) Order 2005.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (a) were directly attributable to an acquisition (including the transactions contemplated by the Acquisition Documents), Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Agreement, (b) were actually implemented in

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connection with or as a result of the subject acquisition (including the transactions contemplated by the Acquisition Documents), Investment, disposition, merger, consolidation or discontinued operation or other specified action within six months after the date thereof and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records or (c) relate to an acquisition (including the transactions contemplated by the Acquisition Documents), Investment, disposition, merger, consolidation or discontinued operation or other specified action and that the Parent reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action and, in the case of each of (a), (b) and (c), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be established by a certificate delivered to Agent from Parent’s chief executive officer or chief financial officer that outlines the specific actions taken or to be taken and the net cost savings achieved or to be achieved from each such action and, in the case of clause (c) above, that states such savings have been determined in management’s reasonable judgment to be probable based on information then available.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 years after the Maturity Date, or, on or before the date that is less than 1 years after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Parent’s and its Subsidiaries’ annual board-approved operating budget, in format satisfactory to Agent, and a balance sheet, income statement and statement of cash flow.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero,

(c) [reserved], and

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment,

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by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 30 days after, the acquisition, installation, construction or improvement of any fixed or capital assets for the purpose of financing all or any part of the acquisition, installation, construction or improvement cost thereof; provided, that, any such Indebtedness (a) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (b) shall constitute not less than 80% of the aggregate consideration paid with respect to such asset.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents (other than those described in clauses (j) through (l) of the definition of Cash Equivalents) of Parent and U.S. Borrowers that are in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Accounts or Securities Accounts are the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or Subsidiary thereof and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by any Loan Party or Subsidiary thereof.

“Received Amount” has the meaning specified therefor in Section 2.15(a)(vi) of the Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of maturity of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) except with respect to Permitted Purchase Money Indebtedness, such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness and in the case of refinancing, renewal or extension of any Indebtedness under the Indenture Documents (or refinancing any Refinancing Indebtedness in

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respect thereof) that is secured by any of the Collateral, the holders of such Refinancing Indebtedness shall have entered into documentation reasonably satisfactory to Agent agreeing to be bound by the Intercreditor Agreement and to have the same rights and obligations thereunder as holders of the Indebtedness under the Indenture Documents, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Party” means (a) with respect to Ares Management LLC, Providence Equity Partners or Ayala Corporation, (i) any investment fund under common control or management with either Ares Management LLC, Providence Equity Partners or Ayala Corporation, or any of their respective Affiliates, (ii) any controlling stockholder, general partner or member of either Ares Management LLC, Providence Equity Partners or Ayala Corporation or any of their respective Affiliates, and (iii) any trust, corporation, limited liability company or other entity, the beneficiaries, stockholders, members, general partners or Persons Beneficially Owning an 80% or more interest of which consist of either Ares Management LLC, Providence Equity Partners or Ayala Corporation and/or the Persons referred to in the immediately preceding clauses (i) and (ii) and (b) with respect to R. Scott Murray (i) his spouse, (ii) his descendants and any member of his immediate family, including in each case stepchildren and family members by adoption, (iii) his heirs at law and his estate and the beneficiaries thereof, (iv) any charitable foundation created by R. Scott Murray, and (v) any trust, corporation, limited liability company, partnership or other entity, the beneficiaries, stockholders, members, general partners, owners or Persons Beneficially Owning a majority of the interests of which consist of R. Scott Murray, and/or one or more of the Persons referred to in the immediately preceding clauses (i) through (iv); provided that any Person in the immediately preceding clauses (i) through (v) shall only be deemed to be a Related Party to the extent that such Person’s Voting Stock of the Parent was received from R. Scott Murray or any Person referred to in the immediately preceding clauses (i), (ii) or (iii).

“Remedial Action” means all actions taken to (a) clean up, reduce, remove, remediate, manage, contain, treat, monitor, assess, evaluate, prevent, decrease or eliminate Hazardous Materials or any actual or potential adverse effects of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not cause or potentially cause adverse effects, migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

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“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by any Borrower (including any payment in connection with any merger or consolidation involving any Borrower) or to the direct or indirect holders of Stock issued by Borrowers in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by any Borrower), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Borrower) any Stock issued by any Borrower.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of the U.S. Revolver Usage and the Foreign Revolver Usage.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the Loan Parties to Agent.

“Seller” means, collectively, EGS Dutchco B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands, and NewBridge International Investment Ltd., a British Virgin Islands company.

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“Senior Secured Notes” means those certain 11.25% Senior Secured Notes due 2014 issued by the Parent pursuant to the Indenture, in the aggregate principal amount of $200,000,000.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“SGS BV” means SGS Netherlands Investment Corporation B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts (other than intercompany debts).

“Specified Subsidiaries” means, in each case, so long as such Person is not a Loan Party: (a) Stream Florida Inc., a Delaware corporation, Stream International, Inc., a Nevada corporation, and Global BPO Security Corporation, a Massachusetts corporation.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Stockholders’ Agreement” means the Stockholders Agreement, dated August 14, 2009, as amended as of the date hereof, among Parent, Ares Corporate Opportunities Fund II, L.P., a Delaware limited partnership, NewBridge International Investment Ltd., a British Virgin Islands company, EGS Dutchco B.V., a corporation organized under the laws of the Netherlands, Trillium Capital LLC, a Delaware limited liability company, and R. Scott Murray.

“Stockholders’ Registration Rights Agreement” means the amended and restated registration rights agreement, dated as of August 14, 2009, as amended as of the date hereof, among Ares Corporate Opportunities Fund II, L.P., a Delaware limited partnership, NewBridge International Investment Ltd., a British Virgin Islands company, EGS Dutchco B.V., a corporation organized under the laws of the Netherlands, Trillium Capital LLC, a Delaware limited liability company, R. Scott Murray and certain founding stockholders of Parent.

“Stream BV” means Stream International Europe B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands.

“Stream Canada” means Stream International Canada Inc., an Ontario corporation.

“Stream Holdco” means Stream Holdings Corporation, a Delaware corporation.

“Stream International” means Stream International, Inc., a Delaware corporation.

“Stream NY” means Stream New York, Inc., a Delaware corporation.

“Stream Service BV” means Stream International Service B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands.

“Stream UK” means Stream International (N.I.) Limited, a private limited company registered in Northern Ireland.

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“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of U.S. Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments by or on behalf of any Loan Party under any Loan Document and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized, the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s office is located or the jurisdiction (or by any political subdivision or taxing authority hereof) in which such Lender or such Participant is or conducts business, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Sections 16(c) or 16(d) of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Lender or a Participant based upon the applicable withholding rate in effect at the time such Lender or a Participant becomes a party to the Agreement, including, without limitation, pursuant to any Assignment and Acceptance (or designates a new lending office), except that Taxes shall include (A) any amount that Foreign Lender or a Participant (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Lender or a Participant becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority and (iv) all interest, penalties or similar liabilities with respect to the amounts in subsections (i) through (iii).

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached to the Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Triggering Event” means, as of any date of determination, that (a) an Event of Default has occurred and is continuing as of such date, (b) Excess Availability is less than $20,000,000 as of such date, or (c) Excess Availability (as applied only to the U.S. Borrowers) is less than $10,000,000 as of such date.

“UK Closing Date” has the meaning specified therefor in Section 3.9 of the Agreement.

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“UK Charge on Account” means the charge on account, dated the date hereof, by Stream UK in favor of Agent.

“UK Debenture” means the debenture, dated the date hereof, executed by Stream UK in favor of the Agent (as security agent for the Lenders and Bank Product Providers) charging the undertaking property and assets of Stream UK with fixed and floating charges including, without limitation, a fixed charge over its Accounts and its Controlled Accounts.

“UK Guaranty” means the guaranty and indemnity, dated the date hereof, by Stream UK in favor of Agent.

“Unbilled Eligible Accounts” means the Unbilled Eligible Foreign Accounts and the Unbilled Eligible U.S. Accounts.

“Unbilled Eligible Foreign Account” means an Account which would be an Eligible Foreign Account except that it is not evidenced by a final invoice which has been approved or otherwise accepted by the Account Debtor thereon, provided that such Account (a) is evidenced by a valid and enforceable contract and for which an accounting of such amount due is available, (b) represents earned but unbilled revenue as of the end of the contractual billing period therefor and (c) has not been accrued and unbilled for more than 30 days from the last day of the contractual billing period therefor.

“Unbilled Eligible U.S. Account” means an Account which would be an Eligible U.S. Account except that it is not evidenced by a final invoice which has been approved or otherwise accepted by the Account Debtor thereon, provided that such Account (a) is evidenced by a valid and enforceable contract and for which an accounting of such amount due is available, (b) represents earned but unbilled revenue as of the end of the contractual billing period therefor and (c) has not been accrued and unbilled for more than 30 days from the last day of the contractual billing period therefor.

“Underlying Issuer” means Wells Fargo or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the most recent average Daily Balance of the Revolver Usage determined by Agent; provided, however, that for the period from the Closing Date through the first day of the next quarter immediately following the Closing Date, the Unused Line Fee Percentage shall be at the percentage in the row styled “Level II”:

Level	Average Daily Balance of the Revolver Usage	Unused Line Fee Percentage
I	If greater than or equal to $50,000,000	0.50 percentage points
II	If less than $50,000,000	0.75 percentage points

Except as set forth in the foregoing proviso, the Unused Line Fee Percentage shall be based upon the most recent average Daily Balance of the Revolver Usage, which will be calculated by Agent as of the end of each fiscal quarter. The Unused Line Fee Percentage shall be re-determined quarterly by Agent and any change to the Unused Line Fee Percentage based on the average Daily Balance of the Revolver Usage as of the

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end of any fiscal quarter shall be effective as of the first day of the immediately following fiscal quarter beginning with the fiscal quarter immediately following the Closing Date.

“U.S. Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“U.S. Advances” has the meaning specified therefor in Section 2.1(a)(1) of the Agreement.

“U.S. Borrowers” means, collectively, Parent, Stream Holdco, Stream International, Stream BV, Stream NY, eTelecare US and eTelecare AZ and all of their respective permitted successors and assigns and each, individually, a “U.S. Borrower”.

“U.S. Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the face amount of Eligible U.S. Accounts, less the amount, if any, of the Dilution Reserve in respect thereof, plus

(b) the lesser of:

(i) 70% of the face amount of Unbilled Eligible U.S. Accounts, less the amount, if any, of the Dilution Reserve in respect thereof, and

(ii) with respect to each U.S. Borrower, the amount determined pursuant to clause (a) above with respect to the Eligible U.S. Accounts of such U.S. Borrower, minus

(c) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves established by Agent in its Permitted Discretion under Section 2.1(c) of the Agreement with respect to the U.S. Borrowing Base.

“U.S. Deductible Amount” has the meaning specified therefor in Section 2.15(b)(vi) of the Agreement.

“U.S. Designated Account” means the Deposit Account of U.S. Administrative Borrower identified on Schedule D-1.

“U.S. Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“U.S. Letter of Credit” means an a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires, pursuant to a request by U.S. Administrative Borrower.

“U.S. Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the U.S. Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to the sum of (i) 105% of the then existing U.S. Letter of Credit Usage with respect to Letters of Credit denominated in Dollars and (ii) 115% of the remaining amount of U.S. Letter of Credit Usage, (b) causing the U.S. Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to the sum of (i) 105% of the then existing U.S. Letter of Credit Usage with respect to Letters of Credit denominated in Dollars and (ii) 115% of the remaining amount of U.S. Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

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“U.S. Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding U.S. Letters of Credit.

“U.S. Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“U.S. Loan Party” means Parent, any U.S. Borrower and any Guarantor of the U.S. Obligations.

“U.S. Maximum Revolver Amount” means, as of any date of determination, the Maximum Revolver Amount less the Foreign Revolver Usage as of such date of determination.

“U.S. Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement or indemnification obligations with respect to Reimbursement Undertaking or with respect to Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letters), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any U.S. Borrower to the Lender Group, in each case, pursuant to, in connection with or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any U.S. Borrower is required to pay or reimburse pursuant to or in connection with the Loan Documents (by law or otherwise), and (b) all Bank Product Obligations owing by a U.S. Borrower, in each case, other than the Parallel Debt U.S. Any reference in the Agreement or in the Loan Documents to the U.S. Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“U.S. Received Amount” has the meaning specified therefor in Section 2.15(b)(vi) of the Agreement.

“U.S. Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding U.S. Advances, plus (b) the amount of the U.S. Letter of Credit Usage.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of any state within the United States or the District of Columbia.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Voting Stock” of any Person as of any date means the Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Warrants” means those certain publicly traded warrants with respect to Parent’s Stock expiring on October 17, 2011, trading under the symbol OOO.WS on the American Stock Exchange.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, LLC, a Delaware limited liability company.

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